                                            Filed pursuant to Rule 424(b)(2)
                                            Reg. No. 333-03526

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 12, 1997)

                                1,000,000 SHARES
                      TANGER FACTORY OUTLET CENTERS, INC.
                                 COMMON SHARES
                             ---------------------

    Tanger Factory Outlet Centers, Inc. (the "Company") is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT") that focuses exclusively on developing, acquiring, owning and operating factory outlet centers (the "Centers") and provides all development, leasing and management services for its Centers. As of September 1, 1997, the Company owned and operated 28 Centers with a total gross leasable area ("GLA") of approximately 4.1 million square feet. These Centers were approximately 97% leased, contained over 970 stores and represented over 240 brand name companies as of such date.

    The 1,000,000 common shares of the Company, par value $0.01 per share (the "Common Shares"), offered hereby (the "Offering") are being sold by the Company. After giving effect to the Offering, management of the Company will beneficially own approximately 27% of the outstanding Common Shares (on a fully diluted basis, but without giving effect to the exercise of any outstanding share or partnership unit options). The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "SKT." The last reported sale price of the Common Shares on the NYSE on September 18, 1997 was $29 1/16 per share. See "Price Range of Common Shares and Distributions."

    The Common Shares are subject to certain restrictions on ownership designed to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Common Shares--Restrictions on Ownership and Transfer" in the accompanying Prospectus.

    SEE "RISK FACTORS" ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                  PRICE TO             UNDERWRITING            PROCEEDS TO
                                                   PUBLIC               DISCOUNT(1)            COMPANY(2)
Per Share.................................        $29.0625                $1.525                $27.5375
Total(3)..................................       $29,062,500            $1,525,000             $27,537,500

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company has granted to the several Underwriters an option for 30 days to purchase up to an additional 150,000 Common Shares, solely to cover over-allotments, if any. If all of such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $33,421,875, $1,753,750 and $31,668,125, respectively. See "Underwriting."
                           --------------------------

    The Common Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York, on or about September 24, 1997.

                           --------------------------

MERRILL LYNCH & CO.

                     PRUDENTIAL SECURITIES INCORPORATED

                                           STIFEL, NICOLAUS & COMPANY
                                                                  INCORPORATED

                           --------------------------

         The date of this Prospectus Supplement is September 18, 1997.

                                     [LOGO]

                                 [MAP]

    Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Such transactions may include stabilizing, the purchase of Common Shares to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL INFORMATION APPEARING ELSEWHERE IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION HAS NOT BEEN EXERCISED. CERTAIN STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY

    The Company is a fully-integrated, self-administered and self-managed REIT that focuses exclusively on developing, acquiring, owning and operating factory outlet centers and provides all development, leasing and management services for its Centers. The Company believes that it is one of the largest owners and operators of factory outlet centers in the United States. Based on a recent Value Retail News survey of outlet tenants, the Company owns Centers in five of the top 18 outlet markets, ranked by sales per square foot, in the United States. As of September 1, 1997, the Company owned and operated 28 Centers with a total GLA of approximately 4.1 million square feet. These Centers were approximately 97% leased, contained over 970 stores and represented over 240 brand name companies as of such date.

    Stanley K. Tanger, the Company's Chairman and Chief Operating Officer, entered the factory outlet center business in 1981. Since the Company completed its initial public offering ("IPO") in June 1993, the Company has developed nine Centers and acquired two Centers and, together with expansions of existing Centers, added approximately 2.6 million square feet of GLA to its portfolio.

    The Company's strategy is to increase revenues and cash flows through new developments, selective acquisitions and expansions of existing factory outlet centers while minimizing its operating expenses by designing low maintenance properties and achieving economies of scale. The Company will seek to maintain high occupancy rates and increasing rental revenues with a tenant base of nationally recognized, name-brand tenants.

    The Centers are presently held by, and all of the Company's operations are conducted by, the Company's majority-owned subsidiary, Tanger Properties Limited Partnership (the "Operating Partnership"). Although the Company and the Operating Partnership are separate entities, for ease of reference, the term "Company" as used herein shall refer to the business and properties of the Company and the Operating Partnership, unless the context indicates otherwise. The Company is the sole managing general partner of the Operating Partnership and the Tanger Family Limited Partnership ("TFLP") is the sole limited partner. After giving effect to the Offering, management of the Company will beneficially own approximately 27% of the outstanding Common Shares (on a fully diluted basis after giving effect to the exchange or conversion of outstanding partnership units in the Operating Partnership held by TFLP and the Company's Series A Cumulative Convertible Redeemable Preferred Shares (the "Series A Preferred Shares") but without giving effect to the exercise of any outstanding share or partnership unit options).

    Ownership of the Company's capital stock is restricted to preserve the Company's status as a REIT for federal income tax purposes. Subject to certain exceptions, a person may not actually or constructively own more than 4% of the Company's Common Shares (including Common Shares which may be issued as a result of the conversion of Series A Preferred Shares) or more than 29,400 Series A Preferred Shares (or a lesser number in certain cases). The Company also operates in a manner intended to enable it to preserve its status as a REIT, including, among other things, making distributions with respect to its outstanding capital stock equal to at least 95% of its taxable income each year.

        OWNERSHIP STRUCTURE OF THE COMPANY AND THE OPERATING PARTNERSHIP
         (AS OF SEPTEMBER 1, 1997, AFTER GIVING EFFECT TO THE OFFERING)

                                     [LOGO]

                             DISTRIBUTION INCREASE

    On April 10, 1997, the Company's Board of Directors approved an increase of 5.8% in the Company's regular quarterly distribution from $.52 to $.55 per share, or from $2.08 to $2.20 per share on an annualized basis. The second regular quarterly distribution at this increased rate of $.55 per share was paid on August 15, 1997 to the shareholders of record on July 25, 1997. The Board of Directors established this increased rate of distribution after considering, among other things, its projected future funds from operations ("FFO") and the minimum annual distribution requirements under tax laws relating to REITs.

    The Company currently intends to continue paying regular quarterly distributions on its Common Shares and to distribute amounts sufficient to maintain its status as a REIT. Distributions are reviewed quarterly by the Board of Directors and future distributions will depend upon factors deemed relevant by the Board of Directors, including the Company's actual FFO, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and other factors. Although the Company intends to continue paying regular quarterly distributions on the Common Shares, no assurance can be given as to the amounts that may be distributed in the future. See "Price Range of Common Shares and Distributions."

                                  THE OFFERING

Shares Offered...............  1,000,000 Common Shares.
Shares to be Outstanding
  After the Offering.........  7,763,535 Common Shares (1).
Use of Proceeds..............  The net proceeds to the Company from the Offering will be used to acquire, expand and develop factory outlet centers and for general corporate purposes.
New York Stock Exchange
  Symbol.....................  "SKT"

------------------------
(1) Information as of September 1, 1997 after giving effect to the Offering. On a fully diluted basis after giving effect to the conversion or exchange of outstanding partnership units in the Operating Partnership held by TFLP and the Series A Preferred Shares, but without giving effect to the exercise of any outstanding share or partnership unit options, there will be 11,615,299 shares outstanding after the Offering.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    CERTAIN STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: NATIONAL AND LOCAL GENERAL ECONOMIC AND MARKET CONDITIONS; DEMOGRAPHIC CHANGES; THE ABILITY OF THE COMPANY TO SUSTAIN, MANAGE OR FORECAST ITS GROWTH; EXISTING GOVERNMENT REGULATIONS AND CHANGES IN, OR THE FAILURE TO COMPLY WITH, GOVERNMENT REGULATIONS; ADVERSE PUBLICITY; LIABILITY AND OTHER CLAIMS ASSERTED AGAINST THE COMPANY; COMPETITION; THE RISK THAT THE COMPANY MAY NOT BE ABLE TO FINANCE ITS PLANNED DEVELOPMENT ACTIVITIES; RISKS RELATED TO THE RETAIL INDUSTRY IN WHICH THE COMPANY'S OUTLET CENTERS COMPETE, INCLUDING THE POTENTIAL ADVERSE IMPACT OF EXTERNAL FACTORS SUCH AS INFLATION, TENANT DEMAND FOR SPACE, CONSUMER CONFIDENCE, UNEMPLOYMENT RATES AND CONSUMER TASTES AND PREFERENCES; RISKS ASSOCIATED WITH THE COMPANY'S DEVELOPMENT ACTIVITIES, SUCH AS THE POTENTIAL FOR COST OVERRUNS, DELAYS AND LACK OF PREDICTABILITY WITH RESPECT TO THE FINANCIAL RETURNS ASSOCIATED WITH THESE DEVELOPMENT ACTIVITIES; RISKS ASSOCIATED WITH REAL ESTATE OWNERSHIP, SUCH AS THE POTENTIAL ADVERSE IMPACT OF CHANGES IN THE LOCAL ECONOMIC CLIMATE ON THE REVENUES AND THE VALUE OF THE COMPANY'S PROPERTIES; RISKS THAT A SIGNIFICANT NUMBER OF TENANTS MAY BECOME UNABLE TO MEET THEIR LEASE OBLIGATIONS OR THAT THE COMPANY MAY BE UNABLE TO RENEW OR RE-LEASE A SIGNIFICANT AMOUNT OF AVAILABLE SPACE ON ECONOMICALLY FAVORABLE TERMS; FLUCTUATIONS AND DIFFICULTY IN FORECASTING OPERATING RESULTS; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; BUSINESS DISRUPTIONS; THE ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL; THE ABILITY TO REALIZE PLANNED COSTS SAVINGS IN ITS ACQUISITIONS; RETENTION OF EARNINGS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING, WITHOUT LIMITATION, UNDER THE CAPTIONS "THE COMPANY," "SELECTED CONSOLIDATED FINANCIAL DATA," AND "BUSINESS AND PROPERTIES" IN THIS PROSPECTUS SUPPLEMENT AND UNDER THE CAPTION "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                                  THE COMPANY

    The Company is a fully-integrated, self-administered and self-managed REIT that focuses exclusively on developing, acquiring, owning and operating factory outlet centers and provides all development, leasing and management services for its Centers. According to Value Retail News, an industry publication, the Company is one of the largest owners and operators of factory outlet centers in the United States. Based on a recent Value Retail News survey of outlet tenants, the Company owns Centers in five of the top 18 outlet markets, ranked by sales per square foot, in the United States. As of September 1, 1997, the Company owned and operated 28 Centers with a total GLA of approximately 4.1 million square feet. These Centers were approximately 97% leased, contained over 970 stores and represented over 240 brand name companies as of such date.

    The Centers are presently held by, and all of the Company's operations are conducted by, the Operating Partnership. The Company is the sole managing general partner of the Operating Partnership and TFLP is the sole limited partner. After giving effect to the Offering, management of the Company will beneficially own approximately 27% of the outstanding Common Shares (on a fully diluted basis after giving effect to the exchange or conversion of outstanding partnership units in the Operating Partnership held by TFLP and the Series A Preferred Shares but without giving effect to the exercise of any outstanding share or partnership unit options).

    Ownership of the Company's capital stock is restricted to preserve the Company's status as a REIT for federal income tax purposes. Subject to certain exceptions, a person may not actually or constructively own more than 4% of the Company's Common Shares (including Common Shares which may be issued as a result of the conversion of Series A Preferred Shares) or more than 29,400 Series A Preferred Shares (or a lesser number in certain cases). The Company also operates in a manner intended to enable it to preserve its status as a REIT, including, among other things, making distributions with respect to its outstanding capital stock equal to at least 95% of its taxable income each year.

    The Company's executive offices are located at 1400 West Northwood Street, Greensboro, North Carolina, 27408 and its telephone number is (910) 274-1666. The Company is a North Carolina corporation that was formed in March 1993.

THE FACTORY OUTLET CONCEPT

    Factory outlets are manufacturer-operated retail stores that sell primarily first quality, branded products at significant discounts from regular retail prices charged by department stores and specialty stores. Factory outlet centers offer numerous advantages to both consumers and manufacturers. Manufacturers selling in factory outlet stores are often able to charge customers lower prices for brand name and designer products because they can eliminate the third party retailer and because factory outlet stores typically have lower operating costs than other retailing formats. Factory outlet centers enable manufacturers to optimize the size of production runs while continuing to maintain control of their distribution channels. In addition, factory outlet centers benefit manufacturers by permitting them to sell out-of-season, overstocked or discontinued merchandise without alienating department stores or hampering the manufacturer's brand name, as is often the case when merchandise is distributed via discount chains.

    The Company's Centers range in size from 8,000 to 528,015 square feet of GLA, with an average GLA of approximately 147,000 square feet, and are typically located at least 15 to 20 miles from downtown areas, where major department stores and manufacturer-owned full price retail stores are usually located. Manufacturers prefer these locations so that they do not compete directly with their major customers and their own stores. Many of the Company's Centers are located near tourist destinations to attract tourists who consider shopping to be a recreational activity and are typically situated in close proximity to interstate highways to provide accessibility and visibility to potential customers.

    Management believes that factory outlet centers continue to present attractive opportunities for capital investment by the Company, particularly with respect to strategic expansions of existing Centers. Because of the moderate land and construction costs relative to other retailing formats, factory outlet centers can often be developed or expanded relatively inexpensively. Management believes that under present conditions such development or expansion costs, coupled with current market lease rates, permit attractive investment returns. Management further believes, based upon its contacts with present and prospective tenants, that many tenants, including prospective tenants new to the factory outlet business, desire to open a number of new factory outlet stores in the next several years, particularly where there are successful factory outlet centers in which such tenants do not have a significant presence or where there are few factory outlet centers. Thus, the Company believes that its commitment to developing, acquiring and expanding factory outlet centers is justified by the potential financial returns on such centers.

THE COMPANY'S FACTORY OUTLET CENTERS

    The Company's Centers are designed to attract national brand name tenants. As one of the original participants in this industry, the Company has developed long-standing relationships with many national and regional manufacturers. Because of its established relationships with many manufacturers, the Company believes it is well positioned to capitalize on industry growth.

    The Company has a diverse tenant base comprised of over 240 different well-known, upscale, national designer or other brand name companies, such as Liz Claiborne, Reebok International, Ltd., Tommy

Hilfiger, Polo Ralph Lauren and Off 5th--SAKS Fifth Avenue Outlet Store. A majority of the factory outlet stores leased by the Company are directly operated by the respective manufacturer. Unlike some other outlet center developers, the Company has for the most part excluded off-price retailers (retailers that sell merchandise from a number of sources, often second quality, limited stock or non-name brand items) from its Centers. The Company believes that this policy helps it attract and maintain a high quality tenant base.

    The Company believes that the Centers are well diversified geographically and by tenant and that it is not dependent upon any single property or tenant. The only Center that represented more than 10% of the Company's consolidated total assets or consolidated gross revenues as of and for the year ended December 31, 1996 is the property in Riverhead, New York. See "Business and Properties--Significant Property." No other Center represented more than 10% of the Company's consolidated total assets or consolidated gross revenues as of and for the year ended December 31, 1996.

    In addition, no single tenant (including affiliates) accounted for 10% or more of combined base and percentage rental revenues during 1996. During 1995 and 1994, one tenant (including affiliates) accounted for approximately 10% and 11%, respectively, of combined base and percentage rental revenues. Because the typical tenant of the Company is a large, national manufacturer, the Company has not experienced any material problems with respect to rent collections or lease defaults.

BUSINESS HISTORY

    Stanley K. Tanger, the Company's Chairman and Chief Executive Officer, entered the factory outlet center business in 1981. Prior to founding the Company, Stanley K. Tanger and his son, Steven B. Tanger, the Company's President and Chief Operating Officer, built and managed a successful family owned apparel manufacturing business, Tanger/Creighton Inc. ("Tanger/Creighton"), whose business included the operation of five factory outlet stores. Based on their knowledge of the apparel and retail industries, as well as their experience operating Tanger/Creighton's factory outlet stores, the Tangers recognized that there would be a demand for factory outlet centers where a number of manufacturers could operate in a single location and attract a large number of shoppers. Since a single manufacturer was generally not in a position to build a factory outlet center tenanted by other manufacturers and retailers, the Tangers and the Company found a natural market for their experience.

    From 1981 to June of 1993, the Tangers developed 17 Centers with a total GLA of approximately 1.5 million square feet. In June of 1993, the Company completed its IPO, making Tanger Factory Outlet Centers, Inc. the first publicly traded outlet center company. Since its IPO, the Company has developed nine Centers and acquired two Centers and, together with expansions of existing Centers, added approximately 2.6 million square feet of GLA to its portfolio, bringing its portfolio of properties as of September 1, 1997 to 28 Centers totalling approximately 4.1 million square feet of GLA.

BUSINESS AND OPERATING STRATEGY

    The Company intends to increase its cash flow and the value of its portfolio over the long-term by continuing to own, manage, develop, acquire and expand factory outlet centers. The Company's strategy is to increase revenues through new developments, selective acquisitions and expansions of its existing Centers while minimizing its operating expenses by designing low maintenance properties and achieving economies of scale. In connection with the ownership and management of its properties, the Company places an emphasis on regular maintenance and intends to make periodic renovations as necessary. In addition, the Company will seek to maintain high occupancy rates and increasing rental revenues with a tenant base of nationally recognized brand name tenants.

    The Company typically seeks locations for its new centers that have at least
3.5 million people residing within an hour's drive, an average household income within a 50 mile radius of at least $35,000 to $40,000 per year and access to a highway with a traffic count of at least 35,000 cars per day. The Company will vary its minimum conditions based on the particular characteristics of a site, especially if the site is located near or at a tourist destination. The Company's current goal is to target sites that are large enough to construct centers with approximately 75 stores totalling at least 300,000 square feet of GLA. Generally, the Company will build such centers in phases, with the first phase containing at least 150,000 to 200,000 square feet of GLA. Future phases have historically been less expensive than the first phase because the Company generally finishes most of the site work and consummates land acquisition in the first phase.

    The Company preleases a large part of the space in each center prior to acquiring the site and beginning construction. Historically, the Company has not begun construction until it has obtained a significant amount of signed leases. Typically, construction of a new factory outlet center has taken the Company four to six months from groundbreaking to the opening of the first tenant store. Construction of expansions to existing properties typically takes less time, usually between three to four months.

CAPITAL STRATEGY

    The Company's capital strategy is to maintain a strong and flexible financial position by: (1) maintaining a low level of leverage, (ii) extending and sequencing debt maturity dates, (iii) managing its floating rate exposure,
(iv) maintaining its liquidity and (v) reinvesting a significant portion of its cash flow by maintaining a low distribution payout ratio (defined as annual distributions as a percent of FFO for such year).

    The Company's distribution payout ratio for the year ended December 31, 1996 was 69%, which the Company believes to be one of the lowest payout ratios in the REIT industry. As a result, the Company retained approximately $10 million of its 1996 FFO (generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary item and gains (losses) on sale of properties, plus depreciation and amortization uniquely significant to real estate). The distribution payout ratio policy allows the Company to retain capital to maintain the quality of its portfolio, as well as to develop, acquire and expand properties.

    The Company and the Operating Partnership filed a shelf registration statement in November 1995 with the Securities and Exchange Commission (the "Commission") to issue from time to time $100 million in equity securities and $100 million in debt securities. During March 1996, the Company issued, through the Operating Partnership, $75 million of senior, unsecured notes, maturing March 11, 2001, with a coupon rate of 8.75%. The proceeds of such debt offering were used to extinguish the Company's floating rate, secured lines of credit existing prior to January 1996. In April 1996, the Company and the Operating Partnership filed a new registration statement with the Commission to reestablish the issuance capacity under the shelf registration at $200 million. The Commission declared the registration statement effective on June 6, 1996. The Company plans to use a portion of its equity issuance capacity under this shelf registration for the Offering.

    The Company currently has a $50 million secured line of credit with interest payable at LIBOR plus 1.5% and other unsecured lines of credit totalling $50 million with interest rates ranging from the prime rate less .25% to the prime rate or from LIBOR plus 1.75% to LIBOR plus 1.80%. Amounts available under these lines of credit, based on debt outstanding at June 30, 1997, totalled $34.7 million. When considered with the Company's existing interest rate protection agreement covering $10 million of variable rate debt, the Company's exposure to interest rate risk on variable rate borrowings outstanding at June 30, 1997 was limited to $55.3 million.

    The Company's ratio of EBITDA (defined as earnings before interest expense, income taxes, depreciation and amortization) to Annual Service Charge (defined as the amount which is expensed or capitalized for interest on debt, excluding amortization of deferred finance charges) for the year ended December 31, 1996 was 3.3 times. The Company's ratio of debt to total market capitalization (defined as the value of the Company's outstanding Common Shares on a fully diluted basis after giving effect to the conversion or exchange of outstanding partnership units in the Operating Partnership held by TFLP and the Series A Preferred Shares, plus total consolidated debt) at June 30, 1997 on a pro forma basis after giving effect to the Offering was approximately 38.9% (assuming a value for the Common Shares of the Company at September 18, 1997 of $29 1/16 per share).

THE OPERATING PARTNERSHIP

    The Centers and other assets of the Company are held by, and all of the Company's operations are conducted by, the Operating Partnership. As of September 1, 1997, the ownership interests in the Operating Partnership consisted of 6,763,535 general partnership units and 90,839 preferred partnership units (which are convertible into approximately 818,459 general partnership units) held by the Company and 3,033,305 limited partnership units held by TFLP. Each limited partnership unit is exchangeable, subject to certain limitations to preserve the Company's status as a REIT, into a Common Share.

    Each preferred partnership unit entitles the Company to receive distributions from the Operating Partnership, in an amount equal to the distribution payable with respect to a share of Series A Preferred Shares, prior to the payment by the Operating Partnership of distributions with respect to the general partnership units. Preferred partnership units will be automatically converted by holders into general partnership units to the extent that the Series A Preferred Shares are converted into Common Shares and will be redeemed by the Operating Partnership to the extent that the Series A Preferred Shares are redeemed by the Company. See "Description of Preferred Shares" in the accompanying Prospectus.

COMPETITION

    The Company's Centers compete for customers primarily with other factory outlet centers, traditional shopping malls and full- and off-price retailers. The Company carefully considers the degree of existing and planned competition in a proposed area before deciding to develop, acquire or expand a new center.

    The Company's Centers compete, to a limited extent, with various full-and off-price retailers in the highly fragmented retailing industry. However, management believes that the majority of the Company's customers visit factory outlet centers because they are intent on buying name-brand products at discounted prices. Traditional full- and off-price retailers are often unable to provide such a variety of name-brand products at attractive prices.

    Tenants of factory outlet centers typically avoid direct competition with major retailers and their own specialty stores, and therefore generally insist that the outlet centers be located not less than 15 to 20 miles from the nearest major department store or their own stores. For this reason, the Company's Centers compete only to a limited extent with traditional shopping malls in or near metropolitan areas.

    Management believes that the Company competes with as many as four large national developers of factory outlet centers and numerous small developers. Competition with other factory outlet centers for new tenants is generally based on location, quality and mix of the center's existing tenants, degree and quality of the support services (including marketing) provided by the property manager and rental and other charges. The Company believes that its Centers have an attractive tenant mix, as a result of the Company's decision to lease the majority of its space to manufacturer operated stores rather than to off-price retailers, and also as a result of the strong brand identity of the Company's major tenants.

CORPORATE AND REGIONAL HEADQUARTERS

    The Company owns a small office building in Greensboro, North Carolina in which its corporate headquarters is located. In addition, the Company rents a regional office in New York City under a lease agreement and sublease agreement, respectively, to better service its principal fashion-related tenants, many of whom are based in and around New York City.

    The Company maintains on-site managers and offices at 22 Centers to closely monitor the development of those Centers from construction through opening and operation and to provide effective and efficient management and marketing services. In addition, the Company maintains an off-site business office in Portland, Maine to service its Centers in the New England area.

INSURANCE

    Management believes that the Centers are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

EMPLOYEES

    As of September 1, 1997, the Company had 100 full-time employees, located at the Company's corporate headquarters in North Carolina, its regional office in New York City and its 24 business offices.

                              RECENT DEVELOPMENTS

DISTRIBUTION INCREASE

    On April 10, 1997, the Company's Board of Directors approved an increase of 5.8% in the Company's regular quarterly distribution from $.52 to $.55 per share, or from $2.08 to $2.20 per share on an annualized basis. The second quarterly distribution at this increased rate of $.55 per share was paid on August 15, 1997 to the shareholders of record on July 25, 1997. The Board of Directors established this increased rate of distribution after considering, among other things, its projected future FFO and the minimum annual distribution requirements under tax laws relating to REITs.

PROPERTY DEVELOPMENT, EXPANSION AND ACQUISITION

    On February 28, 1997, the Company completed the purchase of Five Oaks Factory Stores located in Sevierville, Tennessee, containing approximately 123,000 square feet of GLA, for an aggregate purchase price of $18.0 million. Following the purchase, the Company began construction of a 50,400 square foot expansion to the Five Oaks Factory Stores Center, which is expected to begin opening by late fall of 1997. In addition, construction is substantially complete on a 241,800 square foot initial phase of an expansion to the Company's Center in Riverhead, New York, of which 100% of this additional GLA is leased or committed to be leased. This expansion is anchored by Off 5th-SAKS Fifth Avenue Outlet Store, which opened on May 17, 1997. A further expansion of 59,700 square feet of GLA to the Riverhead Center is currently under construction and is scheduled to be completed by December 1997, at which time the Riverhead Center will total over 587,000 square feet of GLA.

    Other developments currently underway include expansions in Lancaster, PA (26,000 square feet), Commerce, GA (60,900 square feet), and San Marcos, TX (23,000 square feet), all of which are expected to be completed by late fall of 1997.

    The Company also is in the process of developing plans for additional expansions in 1997 and beyond and for completion of new centers in 1998 and beyond and will consider other acquisitions that are suitable for its portfolio. For example, the Company is in the preleasing stages for future factory outlet centers at two potential sites located in Concord, NC (Charlotte) and Romulus, MI (Detroit). These two centers combined have the potential to add over 1.1 million square feet of GLA to the Company's portfolio. In addition, the Company has signed a purchase and sale agreement, subject to the satisfactory completion of its due diligence, for the acquisition of two tourist destination outlet centers containing approximately 180,000 square feet of GLA for an aggregate purchase price of $19.5 million, with closing scheduled to occur by the end of October 1997. The Company is also in the process of finalizing the leasing of another 46,000 square foot expansion to the Riverhead Center and an additional 33,400 square foot expansion in Commerce, GA. However, there can be no assurance that any of these anticipated or planned developments, expansions or acquisitions will be started or completed as scheduled or consummated, as the case may be, or that any other acquisitions will be made or that any development, expansion or acquisition will result in an advantageous return on investment for the Company.

SECOND QUARTER 1997 EARNINGS

    On July 28, 1997 the Company reported its operating results for the second quarter of 1997. See "Selected Consolidated Financial Data." FFO, assuming full conversion of the minority interest in the Operating Partnership, for the six months ended June 30, 1997 rose 7% to $16.6 million, compared to $15.5 million in the same period of 1996.

    The Company also reported the following increases during the six months ended June 30, 1997 compared to the six months ended June 30, 1996: base rental income increased 9.3% to $27.0 million from $24.7 million; total revenues increased 9.4% to $39.7 million from $36.3 million; and net operating income increased 9.9% to $24.5 million from $22.3 million.

    Tenant sales in the Centers during the first six months of 1997 and 1996, reported for stores opened during both periods, increased approximately 5%. Total tenant sales for all Centers increased approximately 12% for the first six months of 1997 to $348 million compared to $312 million for the same period of 1996.

                                USE OF PROCEEDS

    The Company estimates the net proceeds of the Offering to be approximately $27.0 million (or $31.2 million if the Underwriters' over-allotment option is exercised in full) after deducting estimated expenses and underwriting discount. The Company anticipates using the net proceeds to acquire, expand and develop factory outlet centers and for general corporate purposes. Pending such use, the Company may temporarily repay borrowings under the Company's revolving lines of credit. On September 1, 1997, the interest rate on these lines of credit averaged 7.3% per annum. These lines of credit are scheduled to mature between January 15, 1999 and June 30, 1999.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

    The Common Shares have been traded on the NYSE under the symbol "SKT" since May 28, 1993. On September 18, 1997, the last reported sale price of the Common Shares on the NYSE was $29 1/16 per share. The following table sets forth the high and low closing sale prices for the Common Shares for the fiscal periods indicated as reported by the NYSE Composite Tape and the distributions paid by the Company on the Common Shares during each such period.

PERIOD                                                                              HIGH        LOW      DISTRIBUTIONS
--------------------------------------------------------------------------------  ---------  ---------  ---------------
1995
  First Quarter.................................................................  $   27.25  $   22.75     $     .46
  Second Quarter................................................................      26.75      22.75           .50
  Third Quarter.................................................................      27.75      24.50           .50
  Fourth Quarter................................................................      26.00      22.63           .50
1996
  First Quarter.................................................................      26.00      23.38           .50
  Second Quarter................................................................      25.38      22.63           .52
  Third Quarter.................................................................      24.88      22.88           .52
  Fourth Quarter................................................................      27.38      23.50           .52
1997
  First Quarter.................................................................      27.50      24.00           .52
  Second Quarter................................................................      27.25      23.00           .55
  Third Quarter (through September 18, 1997)....................................      29.88      26.88           .55

------------------------

    The Company, for itself and in its capacity as general partner of the Operating Partnership, currently intends to cause the Operating Partnership to make regular quarterly distributions to holders of general and preferred partnership units, and to continue paying regular quarterly distributions to holders of Common Shares in amounts sufficient to maintain its status as a REIT. Since the IPO, the Company has reduced its distribution payout ratio from 84% in 1994 to 69% in 1996, based on the current definition of FFO. The Company's goal is to continually reduce its distribution payout ratio each year in an effort to use internally generated funds for the expansions of existing successful Centers, the development of new factory outlet centers, potential strategic acquisitions, or the repayment of outstanding borrowings. The Company currently anticipates that future distribution increases per share, if any, would be less than future increases in FFO, if any, on a percentage basis; however, although it has no current plans to do so, the Company may amend or alter its policy in this regard at any time.

    Certain of the Company's debt agreements or instruments limit the payment of distributions such that distributions shall not exceed FFO on an annual basis or 95% of FFO on a cumulative basis from the respective dates of such agreements or instruments. In addition, the Company's Series A Preferred Shares limit the payments of distributions on the Common Shares to the extent of any arrearages. See "Description of Debt Securities--Certain Covenants--Restrictions on Dividends and Other Distributions" and "Description of Preferred Shares--Dividends" in the accompanying Prospectus.

    Distributions are reviewed quarterly by the Board of Directors and future distributions will be at the discretion of the Board of Directors of the Company and will depend upon factors deemed relevant by the Board of Directors, including the Company's actual FFO, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other factors. Although the Company intends to continue to pay regular quarterly distributions on its Common Shares, no assurance can be given as to the amounts to be distributed in the future.

    The Company anticipates that FFO will exceed net income primarily due to depreciation and amortization expenses to be recognized by the Company. Distributions by the Company on the Common Shares to the extent of its current and accumulated earnings and profits for Federal income tax purposes will be taxable to shareholders as ordinary dividend income and will not be eligible for the dividends-received deduction generally available to corporations. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the shareholder's basis in the Common Shares (i.e. a return of capital) to the extent thereof, and thereafter as taxable gain. Accordingly, such distributions will have the effect of deferring taxation until the sale of such Common Shares. In order to maintain its qualification as a REIT, the Company must make annual distributions to its common and preferred shareholders of at least 95% of its taxable income (which does not include capital gains). Under certain circumstances (which the Company does not expect to occur), the Company could be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements.

    Of the distributions made during 1996, 22% represented a return of capital to shareholders for tax purposes. The Company currently anticipates that approximately 20% of the distributions expected to be made in 1997 will represent a return of capital for tax purposes. There can be no assurance, however, that the estimate for 1997 will not vary from actual results for 1997, which will depend, in 1997 and future years, among other things, upon the Company's actual taxable income and amounts distributed.

    As of September 1, 1997, the Company's transfer agent reported 477 holders of record of the Common Shares. The transfer agent and registrar of the Common Shares is Boston EquiServe Limited Partnership.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted to give effect to the sale on such date by the Company of the Common Shares offered in the Offering and the anticipated use of proceeds from the Offering as described under "Use of Proceeds."

                                                                                                JUNE 30, 1997
                                                                                           -----------------------
                                                                                                  UNAUDITED

                                                                                           HISTORICAL  AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Debt:
  Mortgages payable......................................................................  $   74,640   $  74,640
  Secured revolving line of credit.......................................................      35,100      35,100
  Unsecured revolving lines of credit....................................................      30,150      30,150
  8 3/4% Notes due 2001..................................................................      75,000      75,000
Minority interest in Operating Partnership...............................................      24,556      24,556
Shareholders' equity:
  Preferred shares, $. 01 par value, 1,000,000 shares authorized, 90,839 shares issued
    and outstanding......................................................................           1           1
  Common shares, $.01 par value, 50,000,000 shares authorized, 6,742,885 shares issued and outstanding, and 7,742,885 shares as adjusted, respectively, issued and
    outstanding (1)......................................................................          67          77
  Paid in capital........................................................................     121,500     148,528
  Distributions in excess of net income..................................................     (13,213)    (13,213)
                                                                                           ----------  -----------
    Total shareholders' equity...........................................................     108,355     135,393
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  347,801   $ 374,839
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Does not include 3,033,305 Common Shares reserved for issuance upon exchange of issued and outstanding partnership units, 881,590 Common Shares issuable upon exchange of general partnership units issuable upon the exercise of outstanding options, and 27,000 Common Shares issuable upon the exercise of outstanding options.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected financial and other operating data of the Company on a historical basis. The information should be read in conjunction with all of the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the six months ended June 30, 1997.

    The historical data as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from historical financial statements audited by Coopers & Lybrand LLP, independent auditors. The historical data for the six months ended June 30, 1997 and June 30, 1996 have been derived from the unaudited historical financial statements of the Company. In the opinion of management, this historical data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth. However, operating results for the six months ended June 30, 1997 are not necessarily indicative of results that may be expected for the year ended December 31, 1997.

    The selected financial data includes the financial and operating information of the Company for periods subsequent to June 1993, the date of the IPO, and combined financial and operating information of Tanger Properties, the predecessor business, for periods prior to June 1993.

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                         YEAR ENDED DECEMBER 31,
                                             ------------------------  ------------------------------------------------------
                                                1997         1996        1996       1995        1994       1993       1992
                                             -----------  -----------  ---------  ---------  ----------  ---------  ---------

                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF CENTERS)
OPERATING DATA
  Total revenues...........................   $  39,681    $  36,312   $  75,500  $  68,604  $   45,988  $  29,204  $  17,931
  Income before minority interest and
    extraordinary item.....................       7,822        7,501      16,177     15,352      15,147      8,555      1,991
  Income before extraordinary item(1)......       5,672        5,483      11,752     11,218      11,168      4,574     --
  Net income (1)(4)........................       5,672        4,922      11,191     11,218      11,168      1,898     --

SHARE DATA (2)
  Income before extraordinary item (3).....   $    0.71    $    0.67   $    1.46  $    1.36  $     1.32  $     .90
  Net income (3)(4)........................   $    0.71    $    0.58   $    1.37  $    1.36  $     1.32  $     .35
  Common distributions paid................   $    1.07    $    1.02   $    2.06  $    1.96  $     1.80  $    .535
  Weighted average number of common shares
    outstanding............................       6,725        6,313       6,402      6,095       5,177      4,858

BALANCE SHEET DATA
  Real estate assets, before
    depreciation...........................   $ 403,781    $ 337,817   $ 358,361  $ 325,881  $  292,406  $ 137,666  $  85,460
  Total assets.............................     370,401      317,962     332,138    315,130     294,802    182,396     88,192
  Long-term debt...........................     214,890      165,743     178,004    156,749     121,323     20,316     90,188
  Shareholders' equity (deficit)...........     108,355      112,137     110,657    114,813     118,177    120,067     (9,419)

OTHER DATA
  EBITDA (5)...............................   $  24,505    $  22,276   $  46,474  $  41,058  $   26,089  $  17,519  $  10,926
  Funds from operations (6)................   $  16,633    $  15,540   $  32,313  $  29,597  $   23,189  $  12,008  $   4,471
  Cash flows from:
    Operating activities...................   $  16,539    $  19,412   $  38,051  $  32,423  $   21,304  $  11,571  $   4,263
    Investing activities...................   $ (42,025)   $ (16,748)  $ (36,401) $ (44,788) $ (143,683) $ (49,277) $ (29,374)
    Financing activities...................   $  25,504    $  (5,018)  ($  4,176) $  13,802  $   80,661  $  81,324  $  25,528
  Gross leasable area open.................       3,993        3,652       3,739      3,507       3,115      1,980      1,284
  Number of Centers........................          28           27          27         27          25         19         15

(1) All earnings prior to the IPO on June 4, 1993 have been allocated to minority interest. Subsequent to the IPO, earnings have been allocated to the Company and the minority interest based on their respective weighted average ownership interests in the Operating Partnership during the year.

(2) Not applicable in 1992 since the IPO took place in June 1993.

(3) Income in the per share computations are net of applicable preferred dividends of $908 and $1,283 for the six months ended June 30, 1997 and 1996 and $2,399, $2,903, $4,351 and $191 for the years ended December 31, 1996,
    1995, 1994 and 1993.

(4) Pro forma net income and net income per common share, which reflect adjustments to historical information to present income information as if the IPO had taken place on January 1, 1992, were $6,551 and $1.31 per share during 1993 and $3,467 and $.71 per share during 1992.

(5) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(6) FFO for all years presented have been restated in accordance with the current definition provided by the National Association of Real Estate Investment Trusts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations," which is incorporated herein by reference, from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                            BUSINESS AND PROPERTIES

    As of September 1, 1997, the Company's portfolio consisted of 28 Centers located in 22 states. The Company's Centers range in size from 8,000 to 528,015 square feet of GLA. The Centers are typically strip shopping centers which enable customers to view all of the shops from the parking lot, and therefore minimizing the time needed to shop. The Centers are generally located near tourist destinations or along major interstate highways in order to increase visibility and accessibility to potential customers.

    The Company believes that the Centers are well diversified geographically and by tenant and that it is not dependent upon any single property or tenant. The only Center that represented more than 10% of the Company's consolidated total assets or consolidated gross revenues as of and for the year ended December 31, 1996 is the property in Riverhead, New York. See "Business and Properties--Significant Property." No other Center represented more than 10% of the Company's consolidated total assets or consolidated gross revenues as of and for the year ended December 31, 1996.

LOCATION OF CENTERS (AS OF SEPTEMBER 1, 1997)

                                                                                     NUMBER OF        GLA           %
STATE                                                                                 CENTERS      (SQ. FT.)     OF GLA
--------------------------------------------------------------------------------  ---------------  ----------  -----------
Georgia.........................................................................             3        619,124          15%
New York........................................................................             1        528,015          13
Texas...........................................................................             2        396,650           9
Iowa............................................................................             1        275,706           7
Missouri........................................................................             1        255,073           6
Louisiana.......................................................................             1        245,325           6
Tennessee.......................................................................             2        217,434           5
Pennsylvania....................................................................             1        203,952           5
Oklahoma........................................................................             1        197,878           5
Arizona.........................................................................             1        186,018           4
Indiana.........................................................................             1        141,051           4
Minnesota.......................................................................             1        134,480           3
Michigan........................................................................             1        112,120           3
California......................................................................             1        108,950           3
Oregon..........................................................................             1         97,749           2
Kansas..........................................................................             1         88,200           2
Maine...........................................................................             2         84,897           2
Alabama.........................................................................             1         80,730           2
New Hampshire...................................................................             2         61,915           2
West Virginia...................................................................             1         49,252           1
Massachusetts...................................................................             1         23,417           1
Vermont.........................................................................             1          8,000      --
                                                                                            --
                                                                                                   ----------         ---
      Total.....................................................................            28      4,115,936         100%
                                                                                            --
                                                                                            --
                                                                                                   ----------         ---
                                                                                                   ----------         ---

    The table set forth below summarizes certain information with respect to the Company's existing centers as of September 1, 1997.

PROPERTY PORTFOLIO

                                                                                           SECURED
                                                                                            DEBT        FEE OR
                                                                   GLA           %       OUTSTANDING    GROUND
DATE OPENED                        LOCATION                     (SQ. FT.)     LEASED     (000'S) (4)     LEASE
---------------  ---------------------------------------------  ----------  -----------  -----------  -----------
JUN. 1986        KITTERY I, ME                                      56,312         100%   $   6,012   Fee
Aug. 1993        Expansion                                           3,882

MAR. 1987        CLOVER, NORTH CONWAY, NH                           11,000         100       --       Fee

NOV. 1987        MARTINSBURG, WV                                    42,346          93       --       Fee
Sep. 1994        Expansion                                           6,906

APR. 1988        LL BEAN, NORTH CONWAY, NH                          50,915         100       --       Fee

JUL. 1988        PIGEON FORGE, TN                                   94,480         100       --       Ground
Jul. 1994        Expansion                                             270                            Lease
                                                                                                      (2086)
AUG. 1988        BOAZ, AL                                           78,550         100        3,510   Fee
May 1993         Expansion                                           2,180

OCT. 1988        MANCHESTER, VT                                      8,000         100       --       Fee

JUN. 1989        KITTERY II, ME                                     23,119         100       --       Fee
Nov. 1993        Expansion                                           1,584

JUL. 1989        COMMERCE, GA                                      100,100         100       10,270   Fee
Mar. 1990        Expansion                                          58,650
May 1992         Expansion                                           4,500
May 1993         Expansion                                          12,500
Sep. 1994        Expansion                                          10,000

OCT. 1989        BOURNE, MA                                         23,417         100       --       Fee

FEB. 1991        WEST BRANCH, MI                                    75,120         100        6,885   Fee
Oct. 1992        Expansion                                          25,000
May 1994         Expansion                                          12,000

MAY 1991         WILLIAMSBURG, IA                                  121,444(1)         97     17,067   Fee
Nov. 1991        Expansion                                          50,675
Nov. 1992        Expansion                                          34,000
Dec. 1993        Expansion                                          43,400
Apr. 1996        Expansion                                          26,187

FEB. 1992        CASA GRANDE, AZ                                    94,223          94       --       Fee
Dec. 1992        Expansion                                          91,795

AUG. 1992        STROUD, OK                                         96,378          92        8,776   Fee
Nov. 1992        Expansion                                          37,500
Aug. 1993        Expansion                                          64,000

DEC. 1992        NORTH BRANCH, MN                                  106,280          98       --       Fee
Aug. 1993        Expansion                                          28,200

                                                                                           SECURED
                                                                                            DEBT        FEE OR
                                                                   GLA           %       OUTSTANDING    GROUND
DATE OPENED                        LOCATION                     (SQ. FT.)     LEASED     (000'S) (4)     LEASE
---------------  ---------------------------------------------  ----------  -----------  -----------  -----------
FEB. 1993        GONZALES, LA                                      105,985         100%   $  10,530   Fee
Aug. 1993        Expansion                                         109,450
Feb. 1996        Expansion                                          29,890
MAY 1993         SAN MARCOS, TX                                     98,820(2)         99     10,280   Fee
Oct. 1993        Expansion                                          40,200
Nov. 1994        Expansion                                          17,500
April 1995       Expansion                                          32,750
July 1996        Expansion                                          29,945

DEC. 1993        LAWRENCE, KS                                       88,200          84       --       Fee

DEC. 1993        MCMINNVILLE, OR                                    97,749          74       --       Fee
AUG. 1994        RIVERHEAD, NY                                     286,195          98       --       Ground
Aug. 1997        Expansion                                         241,820                            Lease
                                                                                                      (2004)(3)

AUG. 1994        TERRELL, TX                                       126,185          98       --       Fee
Oct. 1995        Expansion                                          51,250

SEP. 1994        SEYMOUR, IN                                       141,051          98        8,243   Fee

OCT. 1994(5)     LANCASTER, PA                                     191,152         100       15,883   Fee
Nov. 1995        Expansion                                          12,800

NOV. 1994        BRANSON, MO                                       230,073          99       12,284   Fee
Jun. 1996        Expansion                                          25,000

NOV. 1994        LOCUST GROVE, GA                                  168,700          99       --       Fee
Dec. 1995        Expansion                                          45,964
Aug. 1996        Expansion                                          34,190

JAN. 1995        BARSTOW, CA                                       108,950          92       --       Fee

DEC. 1995        COMMERCE II, GA                                   148,520         100       --       Fee
Aug. 1996        Expansion                                          36,000

FEB. 1997 (5)    SEVIERVILLE, TN                                   122,684         100       --       Ground
                                                                                                      Lease
                                                                                                      (2046)
                                                                ----------         ---   -----------
Total                                                            4,115,936          97%   $ 109,740
                                                                ----------         ---   -----------
                                                                ----------         ---   -----------

------------------------

(1) GLA excludes 21,781 square foot land lease on outparcel occupied by Pizza
    Hut.

(2) GLA excludes 17,400 square foot land lease on outparcel occupied by Wendy's.

(3) The original Riverhead Center is subject to a ground lease which may be renewed at the option of the Company for up to seven additional terms of five years each. The land on which the Riverhead Center expansion is located is owned by the Company.

(4) As of June 30, 1997. The weighted average interest rate for debt outstanding at June 30, 1997 was 8.4% and the weighted average maturity date was December 2000.

(5) Represents date acquired by the Company.

    Management has an ongoing program for acquiring Centers, developing new Centers and expanding existing Centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 for a discussion of the cost of such programs and the sources of financing thereof.

    Certain of the Company's Centers serve as collateral for mortgage notes payable and the secured revolving line of credit. Of the 28 Centers, the Company owns 25 and has ground leases on three. The land on which the Pigeon Forge and the Sevierville Centers are located are subject to long-term ground leases expiring in 2086 and 2046, respectively. The land on which the original Riverhead Center is located is also subject to a ground lease with an initial term expiring in 2004, with renewal at the option of the Company for up to seven additional terms of five years each. The land on which the Riverhead Center expansion is located is owned by the Company.

    The term of the Company's typical tenant lease ranges from five to ten years. Generally, leases provide for the payment of fixed monthly rent in advance. There are often contractual base rent increases during the initial term of the lease. In addition, the rental payments are customarily subject to upward adjustments based upon tenant sales volume. Most leases provide for payment by the tenant of a portion of the real estate taxes, insurance, common area maintenance, advertising and promotion expenses incurred by the applicable Center. As a result, substantially all operating expenses for the Centers are borne by the tenants.

LEASE EXPIRATIONS

    The following table sets forth, as of September 1, 1997, scheduled lease expirations, assuming none of the tenants exercise renewal options. Most leases are renewable for five year terms at the tenant's option.

                                                                                                              % OF GROSS
                                                                                                              ANNUALIZED
                                                                       APPROX.      AVERAGE                    BASE RENT
                                                         NO. OF          GLA      ANNUALIZED   ANNUALIZED     REPRESENTED
                                                         LEASES          (SQ.      BASE RENT    BASE RENT     BY EXPIRING
YEAR                                                   EXPIRING(2)     FT.)(2)    PER SQ. FT.  (000'S) (1)      LEASES
---------------------------------------------------  ---------------  ----------  -----------  -----------  ---------------
1997...............................................            39        126,000   $   13.20    $   1,663              3%
1998...............................................           102        403,000       14.10        5,684             12
1999...............................................           167        624,000       14.59        9,105             17
2000...............................................           152        528,000       14.61        7,716             14
2001...............................................           144        526,000       13.71        7,214             13
2002...............................................           172        674,000       14.45        9,740             19
2003...............................................            61        289,000       13.64        3,942              7
2004...............................................            64        382,000       13.09        5,002              9
2005...............................................            13         86,000       12.62        1,085              2
2006...............................................             3         56,000       10.59          593              1
2007 and thereafter................................            23        209,000        8.93        1,867              3
                                                              ---     ----------  -----------  -----------           ---
Total..............................................           940      3,903,000   $   13.74    $  53,611            100%
                                                              ---     ----------  -----------  -----------           ---
                                                              ---     ----------  -----------  -----------           ---

------------------------

(1) Base rent is defined as the minimum payments due, excluding periodic contractual fixed increases.

(2) Excludes leases that have been entered into but which tenant has not yet taken possession and excludes month-to-month leases.

RENTAL AND OCCUPANCY RATES

    The following table sets forth information regarding the expiring leases during each of the last four calendar years.

                                                                          RENEWED BY EXISTING               RE-LEASED TO
                                                TOTAL EXPIRING                  TENANTS                     NEW TENANTS
                                          --------------------------  ----------------------------  ----------------------------
                                                       % OF TOTAL
                                             GLA         CENTER          GLA       % OF EXPIRING       GLA
YEAR                                      (SQ. FT.)        GLA        (SQ. FT.)         GLA         (SQ. FT.)  % OF EXPIRING GLA
----------------------------------------  ---------  ---------------  ---------  -----------------  ---------  -----------------
1996....................................    149,689             4%      134,639             90%        15,050             10%
1995....................................     93,650             3        91,250             97          2,400              3
1994....................................    115,697             3       105,697             91         10,000              9
1993....................................    129,069             4       123,569             96          5,500              4

    The following table sets forth the average base rental rate increases per square foot upon re-leasing stores that were turned over or renewed during each of the last four calendar years.

                                                                                                  STORES RE-LEASED TO NEW
                                                     RENEWALS OF EXISTING LEASES                        TENANTS(1)
                                           ------------------------------------------------  ---------------------------------
                                                          AVERAGE ANNUALIZED BASE RENTS                   AVERAGE ANNUALIZED
                                                                                                              BASE RENTS
                                                                 ($ PER SQ. FT.)                           ($ PER SQ. FT.)
                                              GLA     -------------------------------------  GLA (SQ.   ----------------------
YEAR                                       (SQ. FT.)   EXPIRING       NEW      % INCREASE      FT.)      EXPIRING       NEW
-----------------------------------------  ---------  -----------  ---------  -------------  ---------  -----------  ---------
1996.....................................    134,639   $   12.44   $   14.02           13%      78,268   $   14.40   $   14.99
1995.....................................     91,250       11.54       13.03           13       59,445       13.64       14.80
1994.....................................    105,697       14.26       16.56           16       71,350       12.54       14.30
1993.....................................    123,569       12.83       13.94            9       29,000       10.81       14.86


YEAR                                        % INCREASE
-----------------------------------------  -------------
1996.....................................            4%
1995.....................................            9
1994.....................................           14
1993.....................................           38

------------------------

(1) The square footage re-leased to new tenants for 1996, 1995, 1994 and 1993 contain 15,050, 2,400, 10,000 and 5,500 square feet, respectively, that was re-leased to new tenants upon expiration of an existing lease. The remaining space was retenanted prior to any lease expiration.

    The following table shows certain information on rents and occupancy rates for the Centers during each of the last five calendar years.

                                                                         AVERAGE
                                                                       ANNUALIZED                                 AGGREGATE
                                                                        BASE RENT    GLA OPEN                    PERCENTAGE
                                                               %           PER      AT END OF      NUMBER OF        RENTS
YEAR                                                        LEASED     SQ. FT. (1)  EACH YEAR       CENTERS        (000'S)
--------------------------------------------------------  -----------  -----------  ----------  ---------------  -----------
1996....................................................          99%   $   13.89    3,739,000            27      $   2,017
1995....................................................          99        13.92    3,507,000            27          2,068
1994....................................................          99        13.43    3,115,000            25          1,658
1993....................................................          98        13.03    1,980,000            19          1,323
1992....................................................          99        12.77    1,284,000            15          1,167

------------------------

(1) Represents total base rental revenue divided by weighted average GLA of the portfolio, which amount does not take into consideration fluctuations in occupancy throughout the year.

OCCUPANCY COSTS

    The Company believes that its ratio of average tenant occupancy costs (which includes base rent, common area maintenance, real estate taxes, insurance, advertising and promotions) to average sales per square foot is low relative to other forms of retail distribution. The following table sets forth, for each of the last five years, tenant occupancy costs per square foot as a percentage of reported tenant sales per square foot.

                                                                              OCCUPANCY COSTS AS A % OF
YEAR                                                                                TENANT SALES
----------------------------------------------------------------------------  -------------------------
1996........................................................................                8.7%
1995........................................................................                8.5
1994........................................................................                7.4
1993........................................................................                6.5
1992........................................................................                6.5

TENANTS

    The following table sets forth certain information with respect to the Company's ten largest tenants and their store concepts as of September 1, 1997.

                                                                                    NUMBER         GLA       % OF TOTAL
TENANT                                                                             OF STORES    (SQ. FT.)        GLA
-------------------------------------------------------------------------------  -------------  ----------  -------------
Phillips-Van Heusen Corporation (1):
  Bass Shoes...................................................................           15       105,017          2.6%
  Bass Apparel.................................................................            2         9,300          0.2
  Bass Company Store...........................................................            1         6,500          0.2
  Van Heusen...................................................................           17        74,476          1.7
  Geoffrey Beene Co. Store.....................................................           15        60,760          1.5
  Izod.........................................................................           15        35,057          0.9
  Gant.........................................................................            9        25,100          0.6
                                                                                         ---    ----------          ---
                                                                                          74       316,210          7.7
Liz Claiborne:
  Liz Claiborne................................................................           24       272,881          6.6
  Elizabeth....................................................................            5        20,700          0.5
                                                                                         ---    ----------          ---
                                                                                          29       293,581          7.1

Reebok International, Ltd......................................................           19       147,500          3.6

Sara Lee Corporation:
  L'eggs, Hanes, Bali..........................................................           20        93,950          2.2
  Champion.....................................................................            2         6,500          0.2
  Sara Lee Bakery..............................................................            3         7,800          0.2
  Coach........................................................................            5        11,750          0.3
  Socks Galore.................................................................            6         8,618          0.2
                                                                                         ---    ----------          ---
                                                                                          36       128,618          3.1

                                                                                    NUMBER         GLA       % OF TOTAL
TENANT                                                                             OF STORES    (SQ. FT.)        GLA
-------------------------------------------------------------------------------  -------------  ----------  -------------
County Seat Stores, Inc. (2):
  County Seat..................................................................            6        49,000          1.2%
  Levi's by County Seat........................................................            5        57,700          1.4
                                                                                         ---    ----------          ---
                                                                                          11       106,700          2.6
American Commercial, Inc.:
  Mikasa Factory Store.........................................................           12        91,000          2.2

Brown Group Retail, Inc.:
  Famous Footwear..............................................................            4        21,000          0.5
  Naturalizer..................................................................            7        17,200          0.4
  Brown Shoe...................................................................            2        10,500          0.3
  Factory Brand Shoes..........................................................            7        35,200          0.8
  Air Step/Buster Brown........................................................            1         3,000          0.1
                                                                                         ---    ----------          ---
                                                                                          21        86,900          2.1
Oshkosh B'Gosh, Inc.:
  Oshkosh......................................................................           15        76,790          1.8
  Genuine Kids.................................................................            1         3,000          0.1
                                                                                         ---    ----------          ---
                                                                                          16        79,790          1.9

VF Factory Outlet, Inc.........................................................            3        78,697          1.9

Nine West Group, Inc.:
  Nine West....................................................................           15        36,760          0.2
  Banister.....................................................................            2         8,800          0.4
  Capezio......................................................................            5        14,970          0.9
                                                                                         ---    ----------          ---
                                                                                          22        60,530          1.5
                                                                                         ---    ----------          ---
  Total of all tenants listed in table.........................................          243     1,389,526         33.7%
                                                                                         ---    ----------          ---
                                                                                         ---    ----------          ---

------------------------

(1) Phillips-Van Heusen Corporation ("PVH") has announced the closing of a significant portion of its underperforming stores. Generally, the Company's leases with PVH are long-term and do not permit the tenant to close the store during the lease term. However, the Company has granted PVH's request to close six additional stores by December 31, 1997. Management believes that the rents derived from stores that are scheduled for closing, or might be considered for closing in the future, by PVH would not have a material effect on the Company's results of operations or financial condition.

(2) County Seat Stores, Inc. ("County Seat") is currently in bankruptcy proceedings. The Company has entered into discussions with County Seat with respect to temporary modifications of certain of their leases. Management believes that this bankruptcy will not have a material effect on the Company's results of operations or financial condition.

SIGNIFICANT PROPERTY

    The original Riverhead Center was constructed during 1994 and tenants began to occupy space mid-year. At December 31, 1996, 100% of the available GLA at this Center was occupied by tenants. The average annualized base rental rate of this Center during 1996, 1995 and 1994 was approximately $17.73, $17.63 and $18.18 per weighted average GLA. The tenants at this Center principally conduct retail sales operations. During 1997, the Company substantially completed construction of a 241,800 square foot expansion to this Center, which is anchored by Off 5th-SAKS Fifth Avenue Outlet Store. A further expansion of 59,700 square feet of GLA is currently under construction and is scheduled to be completed by December 1997, at which time the Riverhead Center, totalling over 587,000 square feet of GLA, is expected to be 100% occupied. In addition, the Company is also in the process of finalizing the leasing of another 46,000 square foot expansion to the Riverhead Center. See "Recent Developments--Property Development, Expansion and Acquisition." No one tenant occupies more than 10% of this Center's available GLA.

    Depreciation on the Riverhead Center is recognized on a straight-line basis over 33.33 years, resulting in a depreciation rate of 3% per year. At December 31, 1996, the net federal tax basis of this Center was approximately $37,509,000. Real estate taxes assessed on this Center during 1996 amounted to $749,000.

    The following table sets forth, as of September 1, 1997, scheduled lease expirations at the Riverhead Center, assuming that none of the tenants exercise renewal options:

                                                                                                            % OF GROSS
                                                                                                          ANNUALIZED BASE
                                                        NO. OF                ANNUALIZED   ANNUALIZED          RENT
                                                        LEASES        GLA      BASE RENT    BASE RENT     REPRESENTED BY
YEAR                                                   EXPIRING    (SQ. FT.)  PER SQ. FT.  (000'S) (1)    EXPIRING LEASES
----------------------------------------------------  -----------  ---------  -----------  -----------  -------------------
1998................................................           1      10,000   $   16.00    $     160                2%
1999................................................          23      85,860       18.84        1,620               18
2000................................................           5      17,235       19.53          332                4
2001................................................           9      37,150       20.38          757                9
2002................................................          45     161,114       20.40        3,287               38
2003................................................           4      16,800       19.58          329                4
2004................................................          20      86,150       19.23        1,657               19
2005................................................          --          --          --           --               --
2006................................................          --          --          --           --               --
2007................................................           3      57,000        9.23          526                6
                                                             ---   ---------  -----------  -----------             ---
Total...............................................         110     471,309   $   18.39    $   8,668              100%
                                                             ---   ---------  -----------  -----------             ---
                                                             ---   ---------  -----------  -----------             ---

------------------------

(1) Base rent is defined as the minimum payments due, excluding periodic contractual fixed increases.

                                   MANAGEMENT

    The following table sets forth certain information concerning the executive officers of the Company:

NAME                                                      AGE                            POSITION
----------------------------------------------------     -----     ----------------------------------------------------
Stanley K. Tanger...................................          74   Chairman of the Board of Directors and Chief
                                                                     Executive Officer
Steven B. Tanger....................................          48   Director, President and Chief Operating Officer
Rochelle G. Simpson.................................          58   Secretary and Senior Vice President - Administration
                                                                     and Finance
Willard A. Chafin, Jr...............................          59   Senior Vice President--Leasing, Site Selection,
                                                                     Operations and Marketing
Frank C. Marchisello, Jr............................          39   Vice President--Chief Financial Officer
Joseph H. Nehmen....................................          48   Vice President--Operations
Virginia R. Summerell...............................          38   Treasurer and Assistant Secretary
C. Randy Warren, Jr.................................          33   Vice President--Leasing
Richard T. Parker...................................          48   Vice President--Development
Carrie A. Johnson...................................          34   Vice President--Marketing

    The following is a biographical summary of the experience of the executive officers of the Company:

    STANLEY K. TANGER. Mr. Tanger is the Chief Executive Officer and Chairman of the Board of Directors of the Company. He also served as President from inception of the Company to December 1994. Mr. Tanger opened one of the country's first outlet shopping centers in Burlington, North Carolina in 1981. Before entering the factory outlet center business, Mr. Tanger was President and Chief Executive Officer of his family's apparel manufacturing business, Tanger/Creighton, Inc., for 30 years.

    STEVEN B. TANGER. Mr. Tanger is a director of the Company and was named President and Chief Operating Officer effective January 1, 1995. Previously, Mr. Tanger served as Executive Vice President since joining the Company in 1986. He has been with Tanger-related companies for most of his professional career, having served as Executive Vice President of Tanger/Creighton for 10 years. He is responsible for all phases of project development, including site selection, land acquisition and development, leasing, marketing and overall management of existing outlet centers. Mr. Tanger is a graduate of the University of North Carolina at Chapel Hill and the Stanford University School of Business Executive Program. Mr. Tanger is the son of Stanley K. Tanger.

    ROCHELLE G. SIMPSON. Ms. Simpson was named Senior Vice President--Administration and Finance of the Company in October 1995. She is also the Secretary of the Company and previously served as Treasurer from May 1993 through May 1995. She entered the factory outlet center business in January 1981, in general management and as chief accountant for Stanley K. Tanger and later became Vice President--Administration and Finance of the Predecessor Company. Ms. Simpson oversees the accounting and finance departments and has overall management responsibility for the Company's headquarters.

    WILLARD A. CHAFIN, JR. Mr. Chafin was named Senior Vice President--Leasing, Site Selection, Operations and Marketing of the Company in October 1995. He joined the Company in April 1990, and since has held various executive positions where his major responsibilities included supervising the Marketing, Leasing and Property Management Departments, and leading the Asset Management Team. Prior to joining the Company, Mr. Chafin was the Director of Store Development for the Sara Lee Corporation, where he spent 21 years. Before joining Sara Lee, Mr. Chafin was employed by Sears Roebuck & Co. for nine years in advertising/sales promotion, inventory control and merchandising.

    FRANK C. MARCHISELLO, JR. Mr. Marchisello was named Vice President and Chief Financial Officer of the Company in November 1994. Previously, he served as Chief Accounting Officer since joining the Company in January 1993 and Assistant Treasurer since February 1994. He was employed by Gilliam, Coble & Moser, certified public accountants, from 1981 to 1992, the last six years of which he was a partner of the firm in charge of various real estate clients. While at Gilliam, Coble & Moser, Mr. Marchisello worked directly with the Tangers since 1982. Mr. Marchisello is a graduate of the University of North Carolina at Chapel Hill and is a certified public accountant.

    JOSEPH H. NEHMEN. Mr. Nehmen joined the Company in September 1995 and was elected Vice President of Operations in October 1995. Mr. Nehmen has over 20 years experience in private business. Prior to joining Tanger, Mr. Nehmen was owner of Merchants Wholesaler, a privately held distribution company in St. Louis, Missouri. He is a graduate of Washington University. Mr. Nehmen is the son-in-law of Stanley K. Tanger.

    VIRGINIA R. SUMMERELL. Ms. Summerell was named Treasurer of the Company in May 1995 and Assistant Secretary in November 1994. Previously, she held the position of Director of Finance since joining the Company in August 1992, after nine years of service with NationsBank. Her major responsibilities include cash management and oversight of all project and corporate finance transactions. Ms. Summerell is a graduate of Davidson College and holds an MBA from the Babcock School at Wake Forest University.

    C. RANDY WARREN, JR. Mr. Warren is the Vice President--Leasing of the Company and joined the Company in November 1995. He was previously director of anchor leasing at Prime Retail, Inc., where he managed anchor tenant relations and negotiation on a national basis. Prior to that, he worked as a leasing executive for the company. Before entering the outlet industry, he was founder of Preston Partners, a development consulting firm in Baltimore, MD. Mr. Warren is a graduate of Towson State University and holds an MBA from Loyola College.

    RICHARD T. PARKER. Mr. Parker is the Vice President--Development and joined the Company in April 1996. Prior to joining Tanger, Mr. Parker was with The Mills Corp for nine years where he served as Vice President of Land Development responsible for organizing and planning the development, merchandising and sale of peripheral land surrounding 2 million-plus square foot super regional mall projects. Prior to joining The Mills Corp, Mr. Parker was employed by Marriott International for 6 years where he served as Director of Franchise Development. Mr. Parker is a graduate of Golden Gate University and a veteran of the United States Air Force.

    CARRIE A. JOHNSON. Ms. Johnson was named Vice President--Marketing in September 1996. Previously, she held the position of Assistant Vice President--Marketing since joining the Company in December 1995. Prior to joining Tanger, Ms. Johnson was with Prime Retail, Inc. for 4 years where she served as Regional Marketing Director responsible for coordinating and directing marketing for five outlet centers in the southeast region. Prior to joining Prime Retail, Inc., Ms. Johnson was Marketing Manager for North Hills, Inc. for five years and also served in the same role for the Edward J. DeBartolo Corp. for two years. Ms. Johnson is a graduate of East Carolina University.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                          TO HOLDERS OF COMMON SHARES

    The following summary of certain federal income tax considerations to holders of Common Shares is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Common Shares will vary depending upon his particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent discussed under the heading "Taxation of Tax-Exempt Shareholders" and "Taxation of Non-U.S. Shareholders") subject to special treatment under the Federal income tax laws.

    This discussion does not address any aspects of federal income taxation to the Company relating to its election to be taxed as a real estate investment trust. A summary of certain federal income tax considerations to the Company is provided in the Prospectus.

    The discussion set forth below assumes that the Company qualifies as a REIT under the Code. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions paid to shareholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. As a result, the funds available for distribution to the Company's shareholders would be reduced. See "Certain Federal Income Tax Considerations--Failure to Qualify" in the Prospectus.

    EACH INVESTOR SHOULD REFER TO THE PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION. EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. SHAREHOLDERS GENERALLY

    As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States Federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate the income of which is subject to the United States Federal income taxation regardless of its source, or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such dividends will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Shareholders as gains from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period of which a U.S. Shareholder has held his shares. It is not clear whether such amounts will be taxable at the rates applicable to mid-term capital gains (applicable to gains from the sale of capital assets held for more than one year but less than or equal to eighteen months) or whether long-term capital gain rates (applicable to gains from the sale of capital assets held for more than eighteen months) will apply. This uncertainty may be clarified by future legislation or regulations. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

    To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset.) Distributions declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Dividends made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Shares, however, will not be treated as investment income unless the U.S. Shareholder elects to reduce the amount of such U.S. Shareholder's total capital gain eligible for capital gains rates by the amount of such gain with respect to the shares.

    Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Shareholders as a capital asset and in the case of a U.S. Shareholder who is an individual will be mid-term or long-term gain or loss if such shares have been held for more than one year or eighteen months, respectively. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    Information concerning the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, will be reported to the Company's U.S. Shareholders and the IRS (unless an exemption from such reporting applies, as in the case of a corporate holder). Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "-Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds the Common Shares as an investment will not be subject to tax on distributions paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Shares with borrowed funds, some or all of its distributions will be subject to tax. In addition, after 1993, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding shares, including preferred shares, could be subject to tax on a portion of their distributions even if their shares are held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions (see the discussion in the Prospectus under the heading "Description of Common Shares-Restrictions on Ownership"), however, should prevent this result in most cases.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing United States Federal income taxation of the ownership and disposition of Common Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state, local and foreign income tax laws with regard to an investment in Common Shares, including any reporting requirements.

    DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as distributions of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States Federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Distributions that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions and are generally not subject to withholding. Any such distributions received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury regulations, distributions paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury regulations, not currently in effect, however, a Non-U.S. Shareholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to distributions do not apply to distributions from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

    Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of such shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of his Common Shares, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United Sates real property interest) generally will not be subject to United States Federal income taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a Non-U.S. Shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to U.S. Shareholders (subject to special alternative minimum tax in the case of nonresident alien individuals). The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's United States Federal income tax liability. Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above.

    SALE OF COMMON SHARES. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA"). Such shares will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified test period less than 50% in value of its shares are held directly or indirectly by Non-U.S. Shareholders. Notwithstanding the foregoing, gain from the sale or exchange of shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would be subject to United States taxation under FIRPTA, as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations), on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholder's interest in the Company. If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) distributions subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains distributions or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalties of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rule by filing the appropriate claim for refund with the IRS.

    The backup withholding and information reporting rules are under review by the United States Treasury, and their applications to the Common Shares could be changed prospectively by future Treasury regulations. On April 15, 1996 the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed regulations would, among other changes, eliminate the presumption under current regulations with respect to distributions paid to addresses outside the United States. The proposed Treasury Regulations, if adopted in their current form, would be effective for payments made after December 31, 1997. IRS officials, however, have stated that such Treasury Regulations, when finalized, will be effective for payments made after December 31, 1998. Prospective purchasers of Common Shares should consult their tax advisors concerning the potential adoption of such Treasury Regulations.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the terms agreement and the related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters, and each Underwriter has severally agreed to purchase from the Company, the respective number of Common Shares set forth below opposite their names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the Common Shares if any are purchased.

                                                                                   NUMBER OF
             UNDERWRITER                                                             SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................     333,334
Prudential Securities Incorporated...............................................     333,333
Stifel, Nicolaus & Company, Incorporated.........................................     333,333
                                                                                   ----------
          Total..................................................................   1,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriters have advised the Company that they propose initially to offer the Common Shares to the public at the public offering price set forth on the cover of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.90 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to 150,000 additional Common Shares to cover over-allotments, if any. If the Underwriters exercise this option to purchase additional Common Shares, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Common Shares to be purchased by it referred to in the foregoing table bears to the total number of Common Shares initially offered hereby, at a price equal to the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement.

    In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

    Subject to certain exceptions, the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any Common Shares, or any security convertible into or exchangeable for Common Shares, for a period of 90 days after the date of this Prospectus Supplement without prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    Until the distribution of the Common Shares is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Common Shares. As an exemption to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

    If the Underwriters create a short position in the Common Shares in connection with the Offering, I.E., if they sell more Common Shares than are referred to on the cover page of the Prospectus Supplement, the Underwriters may reduce that short position by purchasing Common Shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Common Shares in the open market to reduce the

Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

PROSPECTUS

                                  $200,000,000

                      TANGER FACTORY OUTLET CENTERS, INC.

  PREFERRED SHARES, DEPOSITARY SHARES, COMMON SHARES AND COMMON SHARE WARRANTS

                     TANGER PROPERTIES LIMITED PARTNERSHIP

                                DEBT SECURITIES

    Tanger Factory Outlet Centers, Inc. ("Tanger" or the "Company") may from time to time offer in one or more series and/or classes (i) its preferred shares, par value $.01 per share (the "Preferred Shares"), (ii) Preferred Shares represented by depositary shares (the "Depositary Shares"), (iii) its common shares, par value $.01 per share (the "Common Shares"), or (iv) warrants to purchase Common Shares (the "Common Share Warrants"), with an aggregate public offering price of up to $100,000,000 on terms determined at the time of offering. Tanger Properties Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series its unsecured debt securities, which may either be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities", and the Senior Debt Securities and the Subordinated Debt Securities are herein referred to collectively as the "Debt Securities"), with an aggregate public offering price of up to $100,000,000 on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Common Shares Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, then the payment of principal thereof and premium, if any, and interest thereon will be unconditionally guaranteed (each, a "Guarantee") by the Company (in such capacity as guarantor of the Debt Securities, the "Guarantor") to the extent and on the terms described herein and in the accompanying Prospectus Supplement. Debt securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described herein and in the accompanying Prospectus Supplement.

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, rank, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or book-entry), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, applicability and terms of any Guarantee, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Shares represented by each such Depositary Share; (iv) in the case of Common Shares, any initial public offering price; and (v) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    SEE "RISK FACTORS" AT PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE OFFERED SECURITIES.

    The Offered Securities may be offered directly, through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 12, 1997

                             AVAILABLE INFORMATION

    The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, or will file, as the case may be, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company and the Operating Partnership with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Shares and Depositary Shares representing the Company's Series A Cumulative Convertible Redeemable Preferred Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities and the Guarantees. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership, the Offered Securities and the Guarantees, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company or the Operating Partnership, as applicable, under the Exchange Act with the Commission and are incorporated herein by reference:

       a. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996;

       b. Annual Report of the Operating Partnership on Form 10-K for the fiscal year ended December 31, 1996;

       c.  Current Report of the Company on Form 8-K dated April 28, 1997;

       d. Quarterly Reports of the Company on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997; and

       e. Quarterly Reports of the Operating Partnership on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997.

    All documents filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and any applicable Prospectus Supplement and to be a part hereof and thereof from the date of filing of such documents.

    Any statement contained herein, in any applicable Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein and therein shall be deemed to be modified or superseded for purposes of this Prospectus and such Prospectus Supplement to the extent that a statement contained in such Prospectus Supplement or any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Prospectus Supplement.

    Copies of all documents which are incorporated by reference herein and in any applicable Prospectus Supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus and such Prospectus Supplement are delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 1400 West Northwood Street, Greensboro, North Carolina 27408 (telephone number: (910) 274-1666).

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    The Company is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT") that focuses exclusively on developing, acquiring, owning and operating factory outlet centers (the "Centers"). The Company provides all development, leasing and management services for its Centers. According to Value Retail News, an industry publication, the Company is one of the largest owners and operators of factory outlet centers in the United States. As of September 1, 1997, the Company owned and operated 28 Centers with a total gross leasable area ("GLA") of approximately 4.1 million square feet. These Centers were 97% leased, contained approximately 970 stores and represented over 240 brand name companies as of such date.

    The Centers and other assets of the Company's business are held by, and all of the Company's operations are conducted by, the Company's majority owned partnership, Tanger Properties Limited Partnership, a limited partnership (the "Operating Partnership"). Accordingly, the description of the business and properties of the Company are also a description of the business and properties of the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. The Company is the sole managing general partner of the Operating Partnership and the Tanger Family Limited Partnership ("TFLP") is the sole limited partner. As of September 1, 1997, the ownership interests in the Operating Partnership consisted of 6,763,535 general partnership units held by the Company, 90,839 preferred partnership units (which are convertible into approximately 818,459 general partnership units) held by the Company and 3,033,305 limited partnership units held by TFLP.

    Each preferred partnership unit entitles the Company to receive distributions from the Operating Partnership, in an amount equal to the distribution payable with respect to one Series A Preferred Share, prior to the payment by the Operating Partnership of distributions with respect to the partnership units. Preferred partnership units will be automatically convertible into general partnership units to the extent that the Series A Preferred Shares are converted by holders into Common Shares and will be redeemed by the Operating Partnership to the extent that the Series A Preferred Shares are redeemed by the Company. See "Description of Preferred Shares" herein. The limited partnership units held by TFLP are exchangeable, subject to certain limitations to preserve the Company's status as a REIT, into Common Shares.

    In order to maintain its qualification as a REIT for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year. Dividends on preferred shares are included as distributions for this purpose. Historically, the Company's distributions have exceeded, and the Company expects that its distributions will continue to exceed, taxable income in each year. As a result, and because a portion of the distributions may constitute a return of capital, the consolidated net worth of the Company may decline. However, the Company does not believe that consolidated net worth is a meaningful reflection of net real estate values.

    The Company and the Operating Partnership are organized under the laws of the state of North Carolina and maintain their principal executive offices at 1400 West Northwood Street, Greensboro, North Carolina 27408.

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters referred to below before purchasing Offered Securities:

RISKS RELATED TO THE MANUFACTURERS' OUTLET CENTER INDUSTRY

    COMPETITION FROM OTHER MANUFACTURERS' OUTLET CENTERS. Numerous developers and real estate companies are engaged in the development or ownership of manufacturers' outlet centers and other commercial properties and compete with the Company in seeking tenants for outlet centers. This results in competition for the acquisition of prime properties and for tenants who will lease space in the Company's existing and subsequently acquired outlet centers.

    THE RELATIVELY SHORT HISTORY OF MANUFACTURERS' OUTLET CENTERS MAY NOT BE INDICATIVE OF FUTURE PERIODS. Although the manufacturers' outlet center industry has grown over the last several years, the industry represents a relatively new segment of the retailing industry and, therefore, the long-term performance of these centers may not be comparable to, and cash flows may not be as predictable as, traditional retail malls.

GENERAL REAL ESTATE INVESTMENT RISKS

    ECONOMIC PERFORMANCE AND VALUE OF CENTERS DEPENDENT ON MANY FACTORS. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate may be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

    RISKS OF DEVELOPMENT ACTIVITIES. The Company intends to actively pursue manufacturers' outlet center development projects, including the expansion of existing Centers. Such projects generally require expenditure of capital on projects that may not be completed as well as various forms of government and other approvals, the receipt of which cannot be assured.

    DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company was unable to lease a significant amount of space in its Centers on economically favorable lease terms. In addition, the terms of manufacturers' outlet store tenant leases traditionally have been significantly shorter than in traditional segments of retailing. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically favorable terms.

    RISK OF RETAILING OPERATIONS. The Company's operations are necessarily subject to the changes in operations of its retail tenants. A portion of the Company's rental revenues are derived from percentage rents that directly depend on the sales of its tenants. In addition, in recent years, a number of retailers have experienced financial difficulties. The bankruptcy of a major tenant or number of tenants may have a material adverse effect on the Company's results of operations.

    ENVIRONMENTAL RISKS. Under various federal, state and local laws, ordinances and regulations, each of the Company and the Operating Partnership may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company or the Operating Partnership knew of, or was responsible for, the presence of such hazardous or toxic substances.

DISTRIBUTIONS TO SHAREHOLDERS

    To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its common and preferred shareholders at least 95% of its net taxable income. The ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.

FAILURE TO QUALIFY AS A REIT

    The Company and the Operating Partnership believe that they have operated and intend to operate in a manner so as to permit the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). However, no assurance can be given that the Company has qualified or will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT is likely to have an adverse effect on the market value and marketability of the Offered Securities. See "Certain Federal Income Tax Considerations-Failure to Qualify."

ABILITY OF THE COMPANY TO PAY ON GUARANTEE

    All operations of the Company are conducted by the Operating Partnership, and the only asset of the Company is its interest in the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantee will be effectively subordinated to existing and future liabilities of the Operating Partnership. At June 30, 1997, the Operating Partnership had $214,890,000 of indebtedness outstanding, of which $109,740,000 was secured debt. The Operating Partnership is a party to a loan agreement with various bank lenders which requires the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to the Company.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Operating Partnership intends to use the net proceeds from the sale of the Debt Securities for general purposes, which may include the development or the acquisition of additional portfolio properties as suitable opportunities arise, the expansion and improvement of certain Centers in the Operating Partnership's portfolio, and the repayment of certain secured indebtedness outstanding at such time. Unless otherwise described in the applicable Prospectus Supplement, any proceeds from the sale of Common Shares, Common Share Warrants, Preferred Shares or Depositary Shares received by the Company will be invested in the Operating Partnership, which will use the proceeds as described above.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered, the extent, if any, to which such general provisions may apply to the Offered Securities and any modifications of or additions to the general terms of the Debt Securities applicable in the case of the Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

    The Senior Debt Securities will be issued under an Indenture, dated as of March 1, 1996 (as amended or supplemented from time to time, the "Senior Indenture"), between the Operating Partnership, the Company and State Street Bank and Trust Company, as Trustee (the "Senior Debt Trustee") and the Subordinated Debt Securities are to be issued under an Indenture to be dated as of a date on or prior to the first issuance of Subordinated Debt Securities, as supplemented from time to time (the "Subordinated Indenture," and the Senior Indenture and the Subordinated Indenture are referred to herein collectively as the "Indentures" and individually as an "Indenture"), between the Operating Partnership, the Company and State Street Bank and Trust Company, as Trustee (the "Subordinated Debt Trustee"). The term "Trustee" as used herein shall refer to either the Senior Debt Trustee or the Subordinated Debt Trustee, as appropriate, for Senior Debt Securities or Subordinated Debt Securities. The form of the Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the corporate trust office of the Trustees at 2 International Place, Fourth Floor, Boston, Massachusetts 02110 or as described above under "Available Information." The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the applicable Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Operating Partnership. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Operating Partnership (including the Senior Debt Securities) as described under "Subordination" below. At June 30, 1997, the total outstanding Senior Indebtedness of the Operating Partnership was $75,000,000 and the total outstanding debt of the Operating Partnership was $214,890,000 of which $109,740,000 was secured debt. The Indentures provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the General Partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and may vary as to interest rate or formula, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    If any Debt Securities are rated below investment grade by any nationally recognized statistical rating organization at the time of issuance, such Debt Securities will be unconditionally guaranteed by the Guarantor as to payment of principal, premium, if any, and interest in respect thereof.

    The Indentures provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indentures may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof and of the Guarantees, if any, endorsed on such Debt Securities, including:

         (1) the title of such Debt Securities, whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

         (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than 100% of the principal amount thereof, the portion of the principal amount thereof payable upon acceleration of the maturity thereof;

         (4) the date or dates, or the method for determining such date or dates, on which the principal of (and premium, if any, on) such Debt Securities will be payable;

         (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership or the Company, as applicable, in respect of such Debt Securities, any applicable Guarantees and the applicable Indenture may be served;

         (8) the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

         (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof or any obligation of the Operating Partnership to offer to redeem, repay or purchase such Debt Securities, and the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

        (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies) and the manner in which such amounts shall be determined;

        (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

        (13) whether such Debt Securities will be issued in certificated and/or book-entry form and, if in book-entry form, the identity of the depositary and the terms of the depositary arrangement;

        (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

        (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance (the "Guaranteed Securities"), the applicability and specific terms of the related Guarantees;

        (16) if the defeasance and covenant defeasance provisions of the applicable Indenture are to be inapplicable, or any modifications to such provisions;

        (17) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

        (18) if other than the Trustee, the identity of each security registrar and/or paying agent; and

        (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as described in "Merger, Consolidation or Sale" or as may be set forth in the applicable Prospectus Supplement, the Indentures do not contain any provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or
(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the Holders of the Debt Securities. However, the organizational documents of the Company contain certain restrictions on ownership and transfers of the common shares and preferred shares that are designed to preserve the Company's status as a REIT and may act to prevent or hinder a change of control. See "Description of Common Shares" and "Description of Preferred Shares." In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities.

    Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company and the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection. Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in book-entry form (which may be in any denomination) will be issuable in denominations of $1,000 and integral multiples thereof, and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire transfer of funds to such person at an account maintained within the United States.

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and rank and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Operating Partnership nor the applicable Trustee shall be required to (i) issue, register the transfer of or exchange any Debt Securities if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

    Each Indenture provides that the Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities issued under such Indenture, in the case of any successor to the Operating Partnership, or any applicable Guarantee, in the case of any successor to the Company and the due and punctual performance and observance of all of the covenants and conditions contained in such Indenture and, as applicable, such Debt Securities or Guarantees; (b) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, under such Indenture shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the applicable Trustee.

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than Permitted Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with U.S. generally accepted accounting principles ("GAAP") is greater than 60% of the sum of (i) the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with the Total Assets being referred to as the "Adjusted Total Assets").

    In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of an acquisition or disposition by the Operating Partnership or any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had incurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness (as defined below), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets.

    For purposes of this covenant, Indebtedness is deemed to be "incurred" by the Operating Partnership or its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

    RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution, (a) no default under the Indenture or event of default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Operating Partnership, the Company or any Subsidiary shall have occurred or be continuing and (b) the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of (i) 95% of the aggregate cumulative Funds From Operations (as defined below) of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and (ii) the aggregate Net Cash Proceeds (as defined below) received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock (as defined below) of the Operating Partnership or the Company to the extent such proceeds are contributed to the Operating Partnership; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the Company's status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

    Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," each of the Company and the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that neither the Company nor the Operating Partnership shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

    MAINTENANCE OF CENTERS. Each of the Company and the Operating Partnership will be required to cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company and the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership, the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties except as otherwise provided in "Merger, Consolidation or Sale."

    INSURANCE. The Company and the Operating Partnership will be required to, and will be required to cause each of its respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide.

    PAYMENT OF TAXES AND OTHER CLAIMS. Each of the Company and the Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of it or any Subsidiary; provided, however, that neither the Company nor the Operating Partnership shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership and the Company. Whether or not the Operating Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Company and the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company and the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company and the Operating Partnership would have been required so to file such documents if the Company and the Operating Partnership were so subject. The Company and the Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections and (ii) file with the applicable Trustee, copies of the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections and (y) if filing such documents by the Company and the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

    As used herein,

    "ANNUAL SERVICE CHARGE" as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter period for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or hereafter issued.

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (ii) less amounts which have been included for gains on properties.

    "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "FUNDS FROM OPERATIONS" for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

    "INDEBTEDNESS" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

    "NET CASH PROCEEDS" means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "PERMITTED INDEBTEDNESS" means Indebtedness of the Operating Partnership, the Company or any Subsidiary owing to any Subsidiary, the Company or the Operating Partnership pursuant to an intercompany note, provided that such Indebtedness is expressly subordinated in right of payment to the Securities; PROVIDED FURTHER that any disposition, pledge or transfer of such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership, the Company or a Subsidiary, as the case may be, and not Permitted Indebtedness as defined herein.

    "SECURED INDEBTEDNESS" means any Indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

    "SUBSIDIARY" means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

    "TOTAL ASSETS" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivables).

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "VOTING STOCK" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions), provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

ADDITIONAL COVENANTS

    Any additional or different covenants of the Company and the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Under each Indenture, "Event of Default" with respect to any series of Debt Securities issuable thereunder means any one of the following events: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty contained in the applicable Indenture (other than a covenant added to the applicable Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) failure of the Operating Partnership or the Company to pay, bond or otherwise discharge any uninsured judgment or court order in excess of $5,000,000 which is not stayed on appeal or contested in good faith, (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, the Operating Partnership or any Significant Subsidiary or either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

    If an Event of Default with respect to Debt Securities of any series at the time Outstanding (other than one referred to under clause (g) above, which shall result in an automatic acceleration) occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (if the Debt Securities are guaranteed by the Company) (and to the applicable Trustee if given by the

Holders). However, at any time after such acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) may rescind and annul such acceleration and its consequences if (a) the Operating Partnership or the Company (if the Debt Securities are guaranteed by the Company) shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures also provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

    The applicable Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of the applicable Trustee consider such withholding to be in the interest of such Holders.

    The Indentures provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof or for the enforcement of any exchange right in respect of such Securities.

    Subject to provisions in each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of that series, unless such Holders shall have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to such provisions for the indemnification of the applicable Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, the applicable Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Operating Partnership and, if applicable, the Guarantor must deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indentures may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate (or manner of calculation of the rate) or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof or would be provable in bankruptcy; (c) change the Place of Payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment right with respect to any such Debt Security; (e) change any redemption or repayment provisions applicable to any such Debt Security; (f) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; (g) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantor under the related Guarantees in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; (h) make any change that adversely affects any right to exchange any such Debt Security; (i) in the case of Subordinated Debt Securities, modify any of the subordination provisions in a manner adverse to the Holders thereof; or (j) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security.

    The Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and, if applicable, the Guarantor with certain covenants relating to such series of Debt Securities in the applicable Indenture.

    Modifications and amendments of the Indentures may be made by the Operating Partnership, the Company and the applicable Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Debt Securities issuable under the applicable Indenture or the Company as guarantor under the applicable Guarantees; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issuable under such Indenture; (iv) to add or change certain provisions of the applicable Indenture relating to certain Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issuable under such Indenture in any material respect;
(v) to amend or supplement any provisions of the applicable Indenture, PROVIDED that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding under such Indenture; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the applicable Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series issuable under such Indenture in any material respect;
(x) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issuable under such Indenture in any material respect; or (xi) to effect the assumption by the Guarantor or a subsidiary thereof to the Debt Securities then Outstanding under the applicable Indenture.

    The Indentures provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

    The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, FURTHER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, other than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

SUBORDINATION

    Upon any distribution of assets of the Operating Partnership upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on Subordinated Debt Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Operating Partnership to make payment of the principal (and premium, if any) and interest on the

Subordinated Debt Securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), or interest, may be made on the Subordinated Debt Securities at any time unless full payment of all amounts due in respect of the Senior Indebtedness has been made or duly provided for in money or money's worth. In the event that, notwithstanding the foregoing, any such payment by the Operating Partnership is received by the Trustee or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or any representative on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such payment or distribution of the Operating Partnership, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Operating Partnership may recover more, ratably, than Holders of the Subordinated Debt Securities.

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of (and premium, if any) and unpaid interest on (i) indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Subordinated Debt Securities issued under the Subordinated Indenture), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Debt Securities and (ii) renewals, extensions, modifications and refundings of any such indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

    The Indentures provide that, unless the provisions of Section 402 are made inapplicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and discharge itself and, if applicable, to discharge the Guarantor from any and all obligations with respect to Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charges with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to release itself and, if applicable, the Guarantor from certain obligations of the applicable Indenture (including the restrictions described under "Certain Covenants") and if provided pursuant to Section 301 or Section 901 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to such Debt Securities of any series ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Operating Partnership or, if applicable, the Guarantor has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable Indenture.

    "GOVERNMENT OBLIGATIONS" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or, if applicable, the Guarantor has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU, both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, after the deposit of funds and/or Government Obligations referred to above, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of certain Events of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to sections no longer applicable to such Debt Securities or described in clause (h) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and, if applicable, the Guarantor would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION OR EXCHANGE RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

GUARANTEES OF DEBT SECURITIES

    If the Operating Partnership issues any Debt Securities that are rated below investment grade by any nationally recognized statistical rating organization at the time of issuance, the Company, as Guarantor, will unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, and premium, if any, and interest on, such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise. The applicability and any additional terms of any Guarantee relating to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. Guarantees will be unsecured obligations of the Guarantor. Any right of payment of the Holders of Senior Debt Securities under the related Guarantee will be prior to the right of payment of the Holders of Subordinated Debt Securities under the related Guarantee, upon the terms set forth in the applicable Prospectus Supplement. The Guarantees may be subordinated to other indebtedness and obligations of the Guarantor to the extent set forth in the applicable Prospectus Supplement.

    If a Guarantee is applicable to Debt Securities, reference is made to the applicable Indenture and the applicable Prospectus Supplement for a description of the specific terms of such Guarantee, including any additional covenants of the Guarantor, the outstanding principal amount of indebtedness and other obligations, if any that will rank senior to such Guarantee and, where applicable, subordination provisions of such Guarantee.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The Company has authority to issue 100,000,000 capital shares as follows:
50,000,000 Common Shares, $0.01 par value per share; 25,000,000 Excess Shares, $0.01 par value per share; 1,000,000 Preferred Shares with a par value of $0.01 per share (the "Class A Preferred Shares"); 8,000,000 Class B Preferred Shares with a par value of $0.01 per share (the "Class B Preferred Shares"); 8,000,000 Class C Preferred Shares with a par value of $0.01 per share (the "Class C Preferred Shares"); and 8,000,000 Class D Preferred Shares with a par value of $0.01 per share (the "Class D Preferred Shares"). At September 1, 1997, the Company had outstanding 6,763,535 Common Shares, 90,839 Class A Preferred Shares and no Excess Shares.

    The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares of the Company or upon the exercise of the Common Share Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation and Bylaws.

    Each outstanding Common Share will entitle the holder to one vote on all matters presented to shareholders for a vote. Holders of the Common Shares will not have, or be subject to, any preemptive or similar rights.

    Except for the election of a director to fill a vacancy on the Board of Directors and the election of directors by holders of one or more class or series of preferred shares, directors will be elected by the holders of Common Shares at each annual meeting of shareholders by a plurality of the votes cast. Holders of Common Shares will not have cumulative voting rights for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the Common Shares cast for the election of directors at that meeting will be able to elect all of the directors, other than any directors to be elected by the holders of one or more series of preferred shares. A director may be removed by a majority of votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in a vote to remove him.

    The Common Shares will, when issued, be fully paid and non-assessable. Dividends and other distributions may be paid to the holders of Common Shares if and when declared by the Board of Directors of the Company out of funds legally available therefor.

    Under North Carolina law, shareholders are generally not liable for the Company's debts or obligations. Payment and declaration of dividends on the Common Shares and purchases of the Company's own shares are subject to certain limitations under North Carolina law and will be subject to certain restrictions if the Company fails to pay dividends on one or more series of preferred shares. See "Description of Preferred Shares." If the Company is liquidated, subject to the rights of any holders of preferred shares to receive preferential distributions, each outstanding Common Share will be entitled to participate equally in the assets available for distribution to Shareholders after payment of, or adequate provision for, all known debts and liabilities of the Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (defined in the Code to mean, generally, tenants in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of such tenant) is not qualifying income for purposes of the gross income tests under the Code. See "Certain Federal Income Tax Considerations-Taxation of the Company as a REIT --- Requirements for Qualification" and "--Income Tests."

    Subject to certain exceptions specified in the Amended and Restated Articles of Incorporation of the Company, no shareholder (other than Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 4% of the outstanding Common Shares (the "Ownership Limit"). The Amended and Restated Articles of Incorporation provide that Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees may acquire additional Common Shares, but may not acquire additional shares, such that the five largest beneficial owners of Common Shares, taking into account the Ownership Limit, could hold more than 49% of the outstanding Common Shares (the "Existing Holder Limit"). Presently, that Existing Holder Limit is 33% of the outstanding Common Shares. The constructive ownership rules are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 4% of the outstanding Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 4% of the outstanding Common Shares, and thus subject such Common Shares to the Ownership Limit.

    If the Board of Directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own or may acquire or own Common Shares of the Company in violation of the Ownership Limit, the Board of Directors shall take such action as it deems advisable to refuse to give effect or to prevent such ownership or acquisition, including, but not limited to, causing the Company to redeem Common Shares, refusing to give effect to such ownership or acquisition on the books of the Company or instituting proceedings to enjoin such ownership or acquisition.

    The Board of Directors may waive the Ownership Limit with respect to a particular shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. If Common Shares in excess of the Ownership Limit or the Existing Holder Limit, as applicable, or shares which would cause the REIT to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void, and the intended transferee will acquire no rights to the shares.

    The Ownership Limit and the Existing Holder Limit will be automatically removed if the Board of Directors of the Company determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit or the Existing Holder Limit would require an amendment to the Amended and Restated Articles of Incorporation. Amendments to the Amended and Restated Articles of Incorporation require the affirmative vote of holders owning a majority of the outstanding Common Shares. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

    All certificates representing Common Shares will bear a legend referring to the restrictions described above.

    All persons who own a specified percentage (or more) of the outstanding Common Shares must file an affidavit with the Company containing information regarding their ownership of Common Shares, as set forth in the applicable income tax regulations promulgated under the Code (the "Treasury Regulations"). Under current Treasury Regulations, the percentage will be set between one-half of 1% and 5%, depending on the number of record holders of Common Shares. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The Registrar and Transfer Agent for the Common Shares is Boston EquiServe Limited Partnership.

                      DESCRIPTION OF COMMON SHARE WARRANTS

    The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Offered Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants.

    The applicable Prospectus Supplement will describe the specific terms of the Common Share Warrants offered thereby, including, where applicable, the following: (1) the title of such Common Share Warrants; (2) the aggregate number of such Common Share Warrants; (3) the price or prices at which such Common Share Warrants will be issued; (4) the designation, number and terms of the Common Shares purchasable upon exercise of such Common Share Warrants; (5) the designation and terms of the other Offered Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable; (7) the price at which each Common Share purchasable upon exercise of such Common Share Warrants may be purchased; (8) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Share Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain material federal income tax considerations; and (12) any other material terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

                        DESCRIPTION OF PREFERRED SHARES

    The Company is authorized to issue 1,000,000 Class A Preferred Shares, 8,000,000 Class B Preferred Shares, 8,000,000 Class C Preferred Shares and 8,000,000 Class D Preferred Shares. Three Hundred Thousand (300,000) Class A Preferred Shares have been issued as Series A Cumulative Convertible Redeemable Preferred Shares (the "Series A Preferred Shares") in the form of 3,000,000 depositary shares (the "Series A Depositary Shares"). As of September 1, 1997, 90,839 Series A Preferred Shares remain outstanding in the form of 908,390 Series A Depositary Shares.

    The Series A Preferred Shares are convertible at the option of the holders into common shares at a conversion price of $27.75 per common share, subject to adjustment upon the occurrence of certain events. Dividends on the Series A Preferred Shares are cumulative and payable quarterly in an amount per Series A Depositary Share equal to the greater of (i) $1.575 per annum or (ii) the quarterly dividends on the common shares, or portion thereof, into which a Series A Depositary Share is convertible. On and after December 15, 1998, the Series A Preferred Shares may be redeemed at the option of the Company, in whole or in part, at a redemption price of $250.00 per share, plus accrued and unpaid dividends, if any. Holders of Series A Preferred Shares do not have voting rights except (i) whenever dividends on the Series A Preferred Shares are in arrears for six or more consecutive quarterly periods, the holders of Series A Preferred Shares are entitled to vote for the election of two additional directors; (ii) so long as shares of Series A Preferred Shares remain outstanding, the Company must obtain the consent of the holders of Series A Preferred Shares prior to (a) authorizing, creating or issuing capital stock ranking senior to the Series A Preferred Shares with respect to dividend or liquidation rights, or (b) amending, altering or repealing provisions of the Company's Articles of Incorporation, so as to materially and adversely affect the holders of the Series A Preferred Shares; or
(iii) as otherwise from time to time required by law. In the event of any liquidation of the Company, the holders of Series A Preferred Shares are entitled to a liquidation preference of $250.00 per share, plus accrued and unpaid dividends, if any. The Series A Preferred Shares have no preemptive rights and are not entitled to the benefit of any sinking fund. Ownership of more that 9.8% of the Series A Preferred Shares (or a lesser amount in certain cases) or more than 4% of the common shares is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. Conversion of the Series A Preferred Shares into common shares is also restricted to the extent that ownership of the common shares would exceed the REIT ownership limitation as describe above. See "Description of Common Shares--Restrictions on Ownership and Transfer."

    The following description of the preferred shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (including the applicable Articles of Restatement and Bylaws).

GENERAL

    Subject to limitations prescribed by North Carolina law and the Company's Amended and Restated Articles of Incorporation, the Board of Directors shall determine, in whole or in part, the preferences, limitations and relative rights of any class or series of Preferred Shares, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and such other subjects or matters as may be determined by the Board of Directors.

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms thereof, including:

        (1) The title and stated value of such Preferred Shares;

        (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

        (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Shares shall accumulate;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

        (6) The provisions for a sinking fund, if any, for such Preferred
    Shares;

        (7) The provisions for redemption, if applicable, of such Preferred Shares;

        (8) Any listing of such Preferred Shares on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

        (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

        (11) In addition to those limitations described below, any other limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT;

        (12) A discussion of certain material federal income tax considerations applicable to such Preferred Shares;

        (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, as applicable, rank (i) senior to all classes or series of common shares and excess shares of the Company and to all equity securities of the Company the terms of which so provide; (ii) on a parity with all equity securities of the Company other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities of the Company which the terms of such Preferred Shares so provide. As used in the Amended and Restated Articles of Incorporation attached to the Company's Articles of Restatement dated December 9, 1993, and further amended by the Articles of Amendment dated May 29, 1996 (the "Amended and Restated Articles of Incorporation") for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each class or series shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any class or series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Shares for which dividends are noncumulative, then the holders of such class or series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.

    If any Preferred Shares of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such class or series for any period unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Shares of such class or series for all past dividend periods and the then current dividend period or (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Shares of such class or series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the Preferred Shares of any class or series and the shares of any other class or series of preferred shares ranking on a parity as to dividends with the Preferred Shares of such class or series, all dividends declared upon Preferred Shares of such class or series and any other class or series of preferred shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such class or series and such other class or series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Preferred Shares of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other class or series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such class or series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in common shares or other equity securities of the Company ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the common shares, excess shares or any other equity securities of the Company ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any common shares, excess shares or any other equity securities of the Company ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company).

    Any dividend payment made on a class or series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a class or series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any class or series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such Preferred Shares may provide that, if no such equity securities shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends on any class or series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any class or series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such class or series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Shares of such class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such class or series, and, unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any class or series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such class or series (except by conversion into or exchange for equity securities of the Company ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company).

    If fewer than all of the outstanding Preferred Shares of any class or series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company that will not result in the automatic redemption of Preferred Shares or the automatic conversion of Preferred Shares into Excess Preferred Shares which are transferred to a trust for the benefit of a charitable beneficiary (See "-- Restrictions on Ownership and Transfer" below).

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share of any class or series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and class or series of the Preferred Shares to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion or exchange rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any class or series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any common shares, excess shares or any other class or series of equity securities of the Company ranking junior to the

Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each class or series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any class or series of Preferred Shares, so long as any Preferred Shares remain outstanding, whenever dividends on any Preferred Shares shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of such Preferred Shares (voting separately as a class with all other class or series of cumulative preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by an officer of the Company at the request of a holder of such class or series of Preferred Shares or, if such special meeting is not called by an officer of the Company within 30 days, at a special meeting called by a holder of such class or series of Preferred Shares designated by the holders of record of at least 10% of any class or series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent meeting until (i) if such class or series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and irrevocably set apart for payment or (ii) if such class or series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends are paid or declared and irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

    Unless provided otherwise for any class or series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each class or series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class or series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such class or series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized securities of the Company into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or

(ii) amend, alter or repeal the provisions of the Company's Amended and Restated Articles of Incorporation or the Articles of Restatement for such class or series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of Preferred Shares or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in the amount of authorized shares of such class or series or any other class or series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

    Under the North Carolina Business Corporation Act (the "Act"), the holders of outstanding Series A Preferred Shares are entitled to vote as a separate voting group (if shareholder voting is otherwise required by the Act and even though the Amended and Restated Articles of Incorporation provide that such shares are nonvoting shares) on a proposed amendment to the Company's Amended and Restated Articles of Incorporation if the amendment would affect the Series A Preferred Shares in ways specified in the Act, including an increase or decrease in the authorized Series A Preferred Shares, a change in the designation, rights, preferences or limitations of all or part of the Series A Preferred Shares or the creation of a new class of shares having rights or preferences with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company that are prior, superior or substantially equal to the Series A Preferred Shares.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any class or series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    As discussed above under "Description of Common Shares-Restrictions on Ownership and Transfer," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (as defined above) is not qualifying income for purposes of the gross income tests under the Code. See "Certain Federal Income Tax Considerations--Taxation of the Company as a REIT-Requirements for Qualification" and "--Income Tests." Therefore, with regards to the Company's Articles of Restatement as heretofore or hereafter amended each class or series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (collectively, the "Preferred Share Ownership Limit"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of the Company's Articles as heretofore or hereafter amended relating to the Preferred Share Ownership Limit for any class or series of Preferred Shares (other than the Series A Preferred Shares, with respect to which the Preferred Share Ownership Limit differs slightly from that described below) will provide as follows:

    The Preferred Share Ownership Limit provision will provide that, subject to certain exceptions contained in such Articles of Restatement, no holder of Preferred Shares may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Preferred Shares in excess of the lesser of
(i) 9.8% of the Preferred Shares issued in the offering, (ii) if such Preferred Shares are convertible into Common Shares, an amount of Preferred Shares which, if so converted at a time when all outstanding convertible shares were converted into Common Shares, would cause any Person to own, actually or constructively, Common Shares in violation of the Ownership Limit or the Existing Holder Limit,
(iii) an amount of Preferred Shares which would cause five or fewer individuals to own, actually or constructively, more then 49% in value of the Company's outstanding capital stock (in the aggregate), or (iv) an amount of Preferred Shares which would cause any Person (other than Stanley K. Tanger, Steven B. Tanger and certain members of their families and affiliates) to own, actually or constructively, more than 9.8% in value of the Company's outstanding capital stock (in the aggregate). The constructive ownership rules are complex and may cause Preferred Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be actually or constructively owned by one individual or entity. As a result, the acquisition of Preferred Shares (or the acquisition of an interest in any entity which owns Preferred Shares or Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively Preferred Shares in excess of the Preferred Share Ownership Limit.

    To the extent that any person purports to convert Preferred Shares into Common Shares in violation of either the Ownership Limit or the Preferred Share Ownership Limit, and to the extent that any person would own or purport to acquire Preferred Shares in excess of the Preferred Share Ownership Limit, then, depending upon the circumstances, as set forth below, (i) such conversion of Preferred Shares or the purported acquisition of such excess Preferred Shares would be void, (ii) such Preferred Shares would be automatically converted to Excess Preferred Shares which have limited economic rights, or (iii) such Preferred Shares would be automatically redeemed by the Company.

    Generally, an automatic redemption will occur to prevent a violation of the Preferred Share Ownership Limit that would not have occurred but for a conversion of Preferred Shares, or a redemption or open market purchase of Preferred Shares by the Company (each, a "Company Induced Event"). In the case of such an automatic redemption, the redemption price of each Preferred Shares redeemed will be (x) if a purported acquisition of Preferred Shares in which full value was paid for such Preferred Shares caused the redemption, the price per share paid for the Preferred Shares or (y) if the transaction that resulted in the redemption was not an acquisition of Preferred Shares in which the full value was paid for such Preferred Shares (e.g. a Company Induced Event relating to shares held by others), a price per share equal to the market price of the shares on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed Preferred Shares (prior to the discovery by the Company that such shares have been automatically redeemed by the Company as described above) will be required to be repaid to the Company upon demand.

    A transfer of Preferred Shares or other event that, if effective, would result in a violation of the Preferred Share Ownership Limit (other than a violation which would not have occurred but for a Company Induced Event) will be null and void. In addition, the Company's Articles as heretofore or hereafter amended will provide that Preferred Shares that would otherwise be actually or constructively owned by a person (a "Prohibited Transferee") in excess of the Preferred Share Ownership Limit as a result of such transfer or other event will be automatically exchanged for Excess Preferred Shares, a separate class of Preferred Shares that will automatically be transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to the purported acquisition by the Prohibited Transferee. While such shares are held in trust, the trustee will have all voting rights with respect to the shares, and all dividends or distributions paid on such shares will be paid to the trustee of the trust for the benefit of the charitable beneficiary (any dividend or distribution paid on capital shares prior to the discovery by the Company that such shares have been automatically transferred to the trust must, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust will be required to sell the shares held in the trust to a person who may own such shares without violating the ownership restrictions (a "Permitted Holder"). Upon such sale, the Excess Preferred Shares will be automatically converted into Preferred Shares, and the price paid for the shares by the Permitted Holder will be distributed to the Prohibited Transferee to the extent of the lesser of (i) the price paid by the Prohibited Transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a Prohibited Transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred or (ii) the fair market value of the shares on the date of transfer by the trustee. Any proceeds in excess of this amount will be paid to the charitable beneficiary. In addition, the Company would have the right, during the time period prior to the sale of the Excess Preferred Shares by the trustee, to purchase all or any portion of such shares from the trustee at a price equal to the lesser of (i) the price paid by the Prohibited Transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a Prohibited Transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred or (ii) the fair market value of the shares on the date the Company exercise its option to purchase the shares.

    In addition, if the Board of Directors shall at any time determine in good faith that any person intends to own or acquire, has purported to own or acquire or may own or acquire actual or constructive ownership of any Preferred Shares in violation of the Preferred Share Ownership Limit, the Board of Directors is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such ownership or acquisition, including, but not limited to, (i) causing the Company to redeem such shares at the market price thereof determined on the earlier of the date of such redemption and the date of such purported ownership or acquisition, and upon such other terms and conditions (including limited notice or no notice, except as otherwise required by law) as may be specified by the Board of Directors in its sole discretion, (ii) refusing to give effect to such ownership or acquisition on the books of the Company or
(iii) instituting proceedings to enjoin such ownership or acquisition.

    The Board of Directors will be entitled to waive the Preferred Share Ownership Limit with respect to a particular shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an understanding from the applicant with respect to preserving the REIT status of the Company.

    All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

    All persons who own a specified percentage (or more) of the outstanding capital shares of the Company must file an affidavit with the Company containing information regarding their ownership of shares as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of capital shares. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect, and constructive ownership of capital shares of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each class or series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary is qualified in its entirety by reference thereto.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Share Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

    In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION

    Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the related fractional interest of the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the automatic redemption of the Preferred Shares or the automatic conversion of Preferred Shares into Excess Preferred Shares which are transferred to a charitable trust (see "Description of Preferred Shares -- Restrictions on Ownership and Transfer.")

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts are entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

VOTING

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent that it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fractional interest of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by the Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION

    The Depositary Shares, as such, are not convertible or exchangeable into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. See "Description of Preferred Shares -- Restrictions on Ownership." Nevertheless, if the Preferred Shares represented by such Depositary Shares are specified in the applicable Prospectus Supplement to be convertible into Common Shares or other Preferred Shares, the Depositary Receipts evidencing such Depositary Shares may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of such Preferred Shares into whole Common Shares or other Preferred Shares (including Excess Preferred Shares) of the Company, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Depositary Receipt or Deposit Agreement, as the case may be, as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Share Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipt. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing such Depositary Shares representing the Preferred Shares or (iii) all outstanding Preferred Shares shall have been converted into Common Shares or other Preferred Shares of the Company.

CHARGES OF PREFERRED SHARE DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the

Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges, as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holder to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

    Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or any Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges plus preferred dividend requirements for the Company and the Operating Partnership for the six months ended June 30, 1997 was 1.59 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 was 1.71, 1.80, 2.08, 2.19 and 1.22, respectively. The ratios of earnings to fixed charges excluding preferred dividend requirements for the Company and the Operating Partnership for the six months ended June 30, 1997 was 1.75 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 was 1.99, 2.23,
4.19, 2.27 and 1.22, respectively.

    For purposes of these computations, earnings consist of income (loss) before gain on sale of land, minority interest and extraordinary items plus fixed charges (excluding capitalized interest and preferred dividends). Fixed charges consist of interest costs (whether expensed or capitalized) and amortization of debt issue costs (whether expensed or capitalized), while preferred dividend requirements consist of distributions on outstanding preferred shares.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material federal income tax considerations relating to the Company's REIT status, as well as material federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

    EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

    GENERAL. Commencing with its taxable year ending December 31, 1993, the Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ending December 31, 1993, it has been organized and is operating in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

    These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    As a condition to the closing of each offering of Offered Securities, except as otherwise specified in the applicable Prospectus Supplement, tax counsel to the Company will render an opinion to the underwriters of such offering to the effect that, commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, tax counsel to the Company will rely upon qualified North Carolina counsel as to certain matters of North Carolina law. It must be emphasized that this opinion will be based on various assumptions and will be conditioned upon certain representations to be made by the Company as to factual matters and that such tax counsel to the Company undertakes no obligation hereby to update any such opinion subsequent to its date. In addition, this opinion will be based upon certain factual representations of the Company including those set forth in this Prospectus and will assume that the actions described in this Prospectus are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by such tax counsel to the Company. Accordingly, no assurance can be given that the actual results of the Company's operation of any particular taxable year have satisfied or will satisfy such requirements. See "-Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10 year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which are owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    The Company has satisfied conditions (5) and (6). In addition, the Company's Amended and Restated Articles of Incorporation provide for restrictions regarding the transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Such transfer restrictions are described generally in "Description of Common Shares-Restrictions on Ownership" and "Description of Preferred Shares-Restrictions on Ownership." There can be no assurance, however, that such transfer restrictions will in all cases prevent a violation of the share ownership provisions described in (5) and (6) above.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Operating Partnership."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. This 30% gross income test has been repealed for tax years beginning on or after January 1, 1998. See "--Recently Enacted Legislation."

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less that 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. See "--Recently Enacted Legislation" for modifications to certain of the rules described in this paragraph.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," while satisfying the 95% distribution test referenced above, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates on the undistributed amount. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year,

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
and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT is likely to have an adverse effect on the market value and marketability of the Offered Securities. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

RECENTLY ENACTED LEGISLATION

    On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for tax years of the Company beginning on or after January 1, 1998. The following list sets forth the significant changes contained in this legislation: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT that it is "closely held" (I.E., during the last half of each taxable year, 50% or more in value of a REIT's outstanding stock is owned by five or fewer individuals) does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) a REIT is permitted to render a DE MINIMIS amount of impermissible services to tenants in connection with the management of property and still treat amounts received with respect to such property (other than certain amounts relating to such services) as qualified rent; (iv) the rules regarding attribution to partnerships for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership; (v) the 30% gross income test is repealed; (vi) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (vii) the class of excess noncash items for purposes of the REIT distribution requirements is expanded;
(viii) property that is involuntarily converted is excluded from the prohibited transaction rules; (ix) the rules relating to shared appreciation mortgages are modified; (x) income from all hedges that reduce the interest rate risk of REIT liabilities, including rate swap or cap agreements, options, futures and forward rate contracts, is included in qualifying income for purposes of the 95% gross income test; (xi) a REIT is able to elect to retain and pay income tax on its net long-terms capital gain, and if such election is made, the REIT's shareholders include in income their proportionate share of the undistributed long-term capital gain and are deemed to have paid their proportionate share of tax paid by the REIT; (xii) the rules relating to the grace period for foreclosure property are modified; and (xiii) certain other Code provisions relating to REITS are amended.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    GENERAL. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

    ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership was treated as an association, it would be taxable as a corporation and therefore be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from qualifying as a REIT. See "Federal Income Tax Consequences--Taxation of the Company--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The IRS recently finalized and published Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginning on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. Such an entity's claimed classification will be respected for all prior periods so long as the entity had a reasonable basis for its claimed classification and certain other requirements have been satisfied. The Operating Partnership met the requirements for classification as a partnership under prior law for all periods prior to the Effective Date and, therefore, under the Final Regulations, will be taxed as a partnership for periods beginning on or after the Effective Date.

    TAX ALLOCATIONS WITH RESPECT TO THE CENTERS. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Centers) that is contributed to a partnership in exchange for an interest in the Partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

    In general, the Tanger Family Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Tanger Family Partnership, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Annual Distribution Requirements."

    Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" under current law, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Centers initially contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Centers contributed to the Partnership in the future.

    With respect to the Centers initially contributed to the Operating Partnership by the Company, as well as any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

    BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year for corporations), the distributions and constructive distributions will constitute long-term capital gains. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

    SALE OF THE CENTERS. The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "General." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Centers for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Centers (and other shopping centers) and to make such occasional sales of the Centers, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

OTHER TAX CONSEQUENCES

    The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Offered Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company or the Operating Partnership, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company or the Operating Partnership, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference herein have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. In addition, the financial statements and related financial statement schedules included in the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference herein have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Offered Securities will be passed upon for the Company and the Operating Partnership by Latham & Watkins, New York, New York and Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, NC. Certain legal matters will be passed on for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York.

    In addition, the description of federal income tax consequences contained in this Prospectus entitled "Certain Federal Income Tax Considerations" is based upon the opinion of Latham & Watkins.

    Latham & Watkins and Brown & Wood LLP will rely as to matters of North Carolina law on the opinions of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, North Carolina.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                          PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............................................   S-3
The Company...............................................................   S-5
Recent Developments.......................................................  S-11
Use of Proceeds...........................................................  S-12
Price Range of Common Shares and
  Distributions...........................................................  S-12
Capitalization............................................................  S-14
Selected Consolidated Financial Data......................................  S-15
Business and Properties...................................................  S-17
Management................................................................  S-25
Certain Federal Income Tax Considerations to Holders of Common Shares.....  S-27
Underwriting..............................................................  S-32
                                PROSPECTUS
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
The Company and the Operating Partnership.................................     4
Risk Factors..............................................................     4
Use of Proceeds...........................................................     6
Description of Debt Securities............................................     7
Description of Common Shares..............................................    22
Description of Common Share Warrants......................................    24
Description of Preferred Shares...........................................    24
Description of Depositary Shares..........................................    33
Ratios of Earnings to Fixed Charges.......................................    36
Certain Federal Income Tax Considerations.................................    37
Plan of Distribution......................................................    44
Experts...................................................................    45
Legal Matters.............................................................    45

                                1,000,000 SHARES

                                     [LOGO]

                                 COMMON SHARES

                                ----------------

                             PROSPECTUS SUPPLEMENT
                             ---------------------

                              MERRILL LYNCH & CO.

                       PRUDENTIAL SECURITIES INCORPORATED

                    STIFEL, NICOLAUS & COMPANY INCORPORATED

                               SEPTEMBER 18, 1997

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